Exhibit 10.29

PRIVATE AND CONFIDENTIAL

To:          NTL Incorporated; and

NTL Investment Holdings Limited

909 Third Avenue, Suite 2863

New York, New York 10022

Attn:       James F. Mooney, Chairman

March 2006

Dear Sirs,

Project Vanilla - Commitment Letter

Pursuant to paragraph 20 of the commitment letter dated 14 December 2005 from the Initial MLAs and the Initial Underwriters (as each such term is defined below) to yourselves (the “Original Commitment Letter”), and by its signature hereto, each of the parties to this letter hereby agrees to amend and replace the Original Commitment Letter with this letter, but without prejudice to any Accession Notice entered in connection with the Original Commitment Letter (each, an “Existing Accession Notice”) which shall remain in full force and effect as if entered into in connection with this letter. In accordance with the provisions of paragraph 20, the Initial MLAs confirm that they have received the consent of those Underwriters whose commitments aggregate to not less than  66 2/3% of the total commitments under the Senior Facilities and those Underwriters whose commitments aggregate to not less than 50.1% of the total commitments under the Bridge Facility (in each case, calculated immediately prior to the date of this letter) to the amendment and restatement of the Original Commitment Letter by this letter.

Each of Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland plc and, Goldman Sachs International (each, as “Initial MLA” and, collectively, the “Initial MLAs”) hereby confirm their commitment to arrange, on your behalf, certain bank financing described herein, with an international syndicate of lenders.

Each of Deutsche Bank AG, London Branch, JPMorgan Chase Bank, National Association, The Royal Bank of Scotland plc and, Goldman Sachs Credit Partners L.P. (each as “Initial Underwriter”, and, collectively the “Initial Underwriters”) hereby confirm their commitment to underwrite (or procure that their customary funding affiliate underwrites) the financing described herein on a certain funds basis described in Appendix A-3 hereto and the terms and conditions of this Commitment Letter and the detailed terms and conditions set out in the Appendices attached hereto.

By your acceptance of this Commitment Letter and the offer contained herein, you hereby appoint each of the foregoing institutions as Initial MLAs and Initial Underwriters, and as Joint Bookrunners as described in Appendix A-3 hereto.

We understand from our discussions with you that you intend to merge (the “Merger”) with a newly formed, wholly-owned subsidiary of Telewest Global, Inc., a Delaware corporation (“Telewest” and, together with its subsidiaries prior to the consummation of the Merger, the “Telewest Group”), pursuant to an amended and restated agreement and plan of merger dated 14 December 2005 (as amended by Amendment No. 1 dated 30 January 2006) between, among others, Telewest, Neptune Bridge Borrower LLC, a Delaware limited liability company (“Merger Sub”) and NTL Incorporated, a Delaware corporation (“NTL Inc.”, and together with its subsidiaries prior to the consummation of the Merger, the “NTL Group”) (the “Merger Agreement”).

We further understand that you intend to acquire the entire issued and to be issued share capital of Virgin Mobile Holdings (UK) plc (“Virgin Mobile” and together with its subsidiaries, the “Virgin Mobile Group”) by way of a scheme of arrangement under Section 425 of the Companies Act 1985 with Virgin Mobile’s shareholders (the “Virgin Mobile Acquisition”).

After giving effect to the Merger and/or the Virgin Mobile Acquisition, as the case may be, Telewest and its subsidiaries are hereinafter referred to as the “Group”.

You have further advised us that Telewest and NTLIH and certain specified subsidiaries thereof will together require a total of £5.575 billion (the “Funding Requirement”) to (i) effect the Merger, (ii) pay the related fees, costs and expenses incurred in connection with the Merger, (iii) repay in full the existing senior credit facilities of the NTL Group, (iv) repay in full the existing senior and second lien credit facilities of the Telewest Group, (v) effect the Virgin Mobile Acquisition, (vi) repay in full the existing senior credit facilities of the Virgin Mobile Group, (vii) pay the related fees, costs and expenses incurred in connection with the Virgin Mobile Acquisition and (viii) finance the ongoing working capital needs and general corporate requirements of the UK Group.

We are pleased to confirm that, subject to the terms of this letter and of the attached appendices (each an “Appendix” and together, the “Appendices”) (this letter, incorporating the Appendices, the “Commitment Letter”), a senior credit facilities fees letter and a bridge facilities fees letter, each to be entered into between yourselves and ourselves in connection with the Facilities (the “Senior Fees Letter” and the “Bridge Fees Letter”, and together with the Commitment Letter and the Engagement Letter, the “Commitment Documents”), the Initial MLAs are willing to lead arrange and the Initial Underwriters are willing to underwrite in the proportions set out below up to 100% of the Debt Financing (as defined below) portion of the Funding Requirement as set out below:

	Senior Facilities	Bridge Facility
Deutsche Bank AG, London Branch	25%	30.303%
JPMorgan Chase Bank, National Association	25%	30.303%
The Royal Bank of Scotland plc	25%	21.212%
Goldman Sachs Credit Partners L.P.	25%	18.182%
	100%	100%

in each case (subject to any pro rata reduction following the accession of any Additional Underwriter in accordance with paragraph 14).

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Capitalised terms, unless otherwise defined, shall bear the same meanings as those ascribed to them in the Appendices.

1.             Financing Structure

(a)                                  Merger Sub will obtain new senior subordinated bridge facilities in an aggregate principal amount not less than £1.8 billion (the “Bridge Facility”) substantially on the terms and conditions set out in this Commitment Letter and Appendix A-1 (as may be amended in accordance with paragraph 13 by the terms of Appendix A-5 of this Commitment Letter);

(b)                                 You will engage each of the Mandated Lead Arrangers as arranger for any take-out financing for the Bridge Facility, including through issuance of senior notes (the “Notes”) pursuant to and in accordance with an engagement letter (the “Engagement Letter”) on the terms and conditions set out in Appendix A-2; and

(c)                                  NTLIH or its affiliates will obtain new senior secured credit facilities in an aggregate principal amount of up to £3.775 billion, comprising (i) a £3.2 billion tranche A term facility (“Tranche A”), (ii) a £175 million tranche A1 term facility (“Tranche A1”), (iii) a £300 million tranche B1 term facility (“Tranche B1”) and (iv) a £100 million revolving working capital facility (“RCF”) (Tranche A, Tranche A1, Tranche B1 and RCF being collectively referred to as the “Senior Facilities” and, together with the Bridge Facility, the “Debt Financing”) substantially on the terms and conditions set out in this letter and Appendix A-3 (as may be amended in accordance with paragraph 13 by the terms of Appendix A-4 of this Commitment Letter).

2.             Conditions of Commitment

Our commitment to arrange and underwrite the Debt Financing above and this Commitment Letter is subject to the following conditions:

(a)                                  the negotiation of customary finance documentation (including without limitation, loan agreements and intercreditor, guarantee, security and associated documentation for the Debt Financing (together the “Financing Documentation”)) on terms satisfactory to us (acting reasonably) and their execution and delivery by you. Each of the parties hereto shall use its best endeavours to agree the Financing Documentation as soon as reasonably practicable, each party acting reasonably and in good faith and such Financing Documentation to be on no less favourable terms to NTL Inc. than the terms contained in the agreements for the existing facilities of NTL Inc. and Telewest, taking into account the consolidation of the NTL Group, the Telewest Group and the Virgin Mobile Group as a result of the Merger and the Virgin Mobile Acquisition. The Financing Documentation will be drafted by counsel to the Mandated Lead Arrangers and unless otherwise agreed by NTL Inc., will incorporate, without limitation, the terms and conditions set out in the Commitment Documents, but no additional substantive funding conditions; and

(b)                                 execution and delivery of the Engagement Letter, the Senior Fees Letter and the Bridge Fees Letter.

3.             Assignments and Amendments

You may not assign or transfer any of your rights, or (except as provided in paragraph 18) be relieved of any of your obligations, under the Commitment Documents, without the prior written consent of the Mandated Lead Arrangers (and any purported assignment or transfer without such consent shall be void).

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The Mandated Lead Arrangers and Underwriters may assign or transfer all or any of our respective rights and obligations under this Commitment Letter, the Senior Fees Letter and/or the Bridge Fees Letter to any of our respective affiliates that customarily acts as our funding affiliate and subject to the terms of the Commitment Documents, provided that any such assignment or transfer shall not be permitted without the prior consent of NTL Inc. if as a result of such assignment or transfer, you would incur any additional obligation or liability by way of withholding tax.

This Commitment Letter may not be amended or modified and no provision may be waived except by an instrument in writing signed by the each of the parties hereto.

4.             Clear Market

To ensure an orderly and effective syndication of the Debt Financing (which shall include for these purposes any Alternative Baseball Financing), you agree that until close of business on the day falling on the earlier of:

(a)           the achievement of Successful Syndication (as defined in the Senior Fees Letter);

(b)           six months after the Merger Closing Date; and

(c)           the termination of your obligations under paragraph 18,

NTL Inc. will procure that no member of the Telewest Group, the NTL Group and, upon consummation of the Virgin Mobile Acquisition, the Virgin Mobile Group will, without the prior written consent of the Initial MLAs, issue, arrange, syndicate, borrow or incur (or attempt or announce publicly an intention to issue, arrange, syndicate, borrow or incur) any indebtedness (other than the Debt Financing) in the domestic or international loan, capital or financial markets (including, but not limited to, the Stand Alone Baseball Financing, any public or private bond issue, private placement, note issuance, bilateral or syndicated loan, letter of credit or trade financing facility or other debt raising arrangement).

This provision shall terminate with respect to any Stand Alone Baseball Financing on the date falling two months after the earlier of (i) the delivery of a Structure Notice and (ii) consummation of the Virgin Mobile Acquisition.

The parties agree that any syndication of the Alternative Baseball Financing will be conducted after prior consultation between NTL, Inc. and the Initial MLAs and will be led and co-ordinated by the Initial MLAs.

5.             Syndication

(a)                                  Subject to the terms of the Commitment Documents and (after execution) the Financing Documentation:

(i)                                     except as otherwise agreed between the Initial MLAs and NTL Inc., each of the Underwriters, after consultation with you, shall have the right before or after execution of the Financing Documentation to syndicate some or all of its participation in the Debt Financing to other banks or financial institutions with a corresponding reduction in its commitment; and

(ii)                                  no roles or titles (other than as contemplated by paragraph 14 and contained in any Accession Notice) will be conferred on any other bank or financial institution in relation to the Debt Financing (and no payments will be made by you to any other bank or financial institution for taking a participation in the Debt Financing) without our prior written consent (such consent not to be unreasonably withheld).

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(b)                                 You will co-operate with and assist the Mandated Lead Arrangers in connection with the syndication of the Debt Financing in a manner consistent with normal market practice including (but not limited to) by:

(i)                                     subject to there being no obligation to provide materials if a filing obligation with the US Securities and Exchange Commission would be required, providing such financial and other information relating to the Group as the Mandated Lead Arrangers, acting reasonably, may deem necessary to achieve Successful Syndication (as defined in the Senior Fees Letter);

(ii)                                  in line with normal market practice, assisting the Mandated Lead Arrangers in the preparation of such materials relating to the Debt Financing as the Mandated Lead Arrangers shall reasonably require for the purposes of syndication, containing information regarding the Debt Financing and the business, assets, financial condition and prospects of the Group, including without limitation, an information memorandum (in the form of the information memorandum dated October 2005 but updated to reflect any changes to the terms of the Debt Financing made since October 2005, the Virgin Mobile Acquisition and the business, assets, financial condition and prospects of the Virgin Mobile Group) and bank presentation and other marketing materials in a form reasonably satisfactory to the Mandated Lead Arrangers (the “Information Package”) such materials to be prepared by the Mandated Lead Arrangers and approved by NTL Inc.;

(iii)                               allowing attendance by senior management of the UK Group at one or more bank presentations or meeting with potential lenders at such times and places as the Mandated Lead Arrangers may agree with you; and

(iv)                              using your reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships.

Without prejudice to the immediately succeeding paragraph, you shall not however, be required to take any action that would conflict with any law or other applicable regulation, including the Takeover Code, US Federal securities laws, the laws of Delaware or be required to provide any disclosures that would require a filing with the Securities and Exchange Commission, or cause you or any of your subsidiaries to breach any applicable confidentiality undertaking or which might prejudice your or any of your subsidiaries’ legal privilege in any document. You agree that should we ask you to disclose any confidential information or take any action that would conflict with any applicable confidentiality undertaking, you will notify us and will use your reasonable endeavours (which for the avoidance of doubt, shall not require the payment of money) to obtain the consent of the relevant beneficiary of such confidentiality undertaking to such action in order to allow such disclosure or action to be taken.

The Borrowers shall be responsible for the accuracy of the information in the Information Package and will need to represent to the Mandated Lead Arrangers that, as at the time the Information Package is initially distributed and as at the signing of the Financing Documentation, if later, the factual information contained therein (and in any updates) is true, complete and accurate in all material respects and not misleading in any material respect and that any financial projections contained in the Information Package have been prepared in good faith and on the basis of reasonable assumptions as at the time of preparation. The Information Package will not be independently verified by us or the Mandated Lead Arrangers and the Borrowers shall be asked to approve the final version of the Information Package before its distribution to the prospective participants of the Debt Financing. We shall obtain an undertaking in your favour from all prospective participants of the Debt Financing

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prior to distributing a copy of the Information Package to such participant to keep the Information Package and all materials delivered to such participant confidential.

(c)                                  To the extent that Successful Syndication (as defined in the Senior Fees Letter) is achieved prior to the delivery of any Structure Notice, and thereafter a Structure Notice is delivered in accordance with the terms of this Commitment Letter, you agree to co-operate and assist the Initial MLAs with the syndication of Tranche B and Tranche B1 in a manner consistent with the foregoing terms of this paragraph 5 until such time that Successful Syndication (as defined in the Senior Fees Letter) has been achieved (for this purpose, taking into account the additional commitments of the Initial MLAs under Tranche B).

6.             No Front Running

(a)                                  Each Mandated Lead Arranger and Underwriter agrees with each other and with each of you that until close of primary syndication, as determined by the Initial MLAs, the Mandated Lead Arrangers and Underwriters shall not, and shall ensure that none of their respective affiliates will:

(i)            undertake any Front Running;

(ii)           enter into (or agree to enter into) any agreement, option or other arrangement with any bank, financial institution or other third party which may be approached to become a syndicate member, whether legally binding or not, under which that bank, financial institution or other third party shares any risk or participates in any exposure of any Mandated Lead Arranger or Underwriter under the Debt Financing or which relates to the acquisition of any Facility Interest (whether on an indicative basis, a “when and if issued” basis, or otherwise); or

(iii)          offer or make any payment or other compensation of any kind to any bank, financial institution or third party for its participation (direct or indirect) in the Debt Financing or its acquisition of any Facility Interest, except in accordance with the terms of the syndication strategy to be agreed between the Mandated Lead Arrangers, Joint Bookrunners and the Underwriters.

(b)                                 Each Mandated Lead Arranger and Underwriter represents to each other and to each of you that it has not (i) undertaken any Front Running, (ii) entered into (or agreed to enter into) any agreement, option or arrangement described in paragraph (a)(ii) above or (iii) offered or made any payment or other compensation described in paragraph (a)(iii) above, prior to the date of this Commitment Letter.

(c)                                  For the purposes of the above paragraphs:

(i)                                     “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired in or in relation to the Debt Financing, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method, other than by way of credit protection or any other hedging arrangement conducted by an institution in connection with its overall portfolio hedging strategy; and

(ii)                                  “Front Running” means the process of a Mandated Lead Arranger or Underwriter:

(x)                                   communicating with any person which may be approached to become a syndicate member or disclosing any information (including, for the avoidance

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of doubt, the Information Package) to such person, which, in any such case, is intended to or is reasonably likely to encourage that person to take a Facility Interest other than as a lender of record in primary syndication or to discourage that person from taking a Facility Interest as a lender of record in primary syndication; and/or

(y)                                 actually making a price (whether firm or indicative, either generally or to a specific bank, financial institution or third party) with a view to buying or selling a Facility Interest.

7.             Indemnification

NTL Inc. hereby agrees to indemnify and hold harmless each Relevant Person (as defined in Annex 1 to this Commitment Letter) on the terms and subject to the conditions set out therein.

8.             Confidentiality and Conflicts

(a)                                  You will not, without our prior written consent, disclose the contents of the Commitment Documents or their existence to any person except:

(i)                                     as required by law or to comply with the rules of any regulatory body or applicable securities exchange to which you or we are subject (for which purposes, we acknowledge that you may file this Commitment Letter and the Appendices with the US Securities and Exchange Commission); or

(ii)                                  to any potential transferee, assignee, additional underwriter or other participant in the commitments hereunder, your employees and your legal or financial advisers who are made aware of, and either agree to be bound by, the obligations under this paragraph prior to such information being disclosed to them or are in any event subject to confidentiality obligations as a matter of law or professional practice.

(b)                                 We will not, without the prior written consent of the NTL Inc., disclose the contents of the Commitment Documents or their existence or any information relating to the Debt Financing or the NTL Group, Telewest Group, the Virgin Mobile Group or the Group which it receives from you to any person except:

(i)                                     as required by law or to comply with the rules of any regulatory body or applicable securities exchange to which you or we are subject; or

(ii)                                  to any potential transferee, assignee, additional underwriter or other participant in the commitments hereunder, our employees and our legal or financial advisers who are made aware of, and either agree to be bound by, the obligations under this paragraph prior to such information being disclosed to them or are in any event subject to confidentiality obligations as a matter of law or professional practice.

(c)                                  You acknowledge that the Mandated Lead Arrangers, the Underwriters, or any of their respective affiliates may be providing debt financing, equity capital or other services (including corporate or financial advisory services) to persons with whom you may have conflicting interests in connection with the Debt Financing or otherwise. Without prejudice to the generality of paragraph 8(b), the Mandated Lead Arrangers will keep confidential any information relating to the Debt Financing or the Group which it receives from you or your advisers from any of its other clients or customers. You acknowledge that the Mandated Lead Arrangers and the Underwriters have no obligation to you, to use in connection with the Debt Financing, or to furnish to you or any of your affiliates or advisers, information obtained from other clients or customers.

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9.             Exclusivity

In consideration of our entering into this Commitment Letter you agree that during the period from the date of your counter-signature of this Commitment Letter to 2 October 2006:

(a)                                  you will negotiate with us in good faith and on an exclusive basis to finalise and to enter into the Financing Documentation on terms consistent with those set out in this Commitment Letter and paragraph 2(a) hereof, as soon as reasonably practicable after the date of this Commitment Letter;

(b)                                 without our prior written consent, you will not negotiate with any other bank or financial institution any financing of the Merger or refinancing of any of the Existing Facilities by such bank or financial institution by debt raised in the domestic or international loan markets and you will not approach, mandate or appoint any other bank or financial institution to arrange or underwrite any such financing; and

(c)                                  you will not seek to replace the Joint Bookrunners, the Mandated Lead Arrangers or the Underwriters as the bookrunners, arrangers and underwriters of the Debt Financing (save as contemplated by paragraph 18).

10.          Delegation

Each of the Mandated Lead Arrangers and the Underwriters may employ the services of any of its affiliates in providing the services contemplated by this Commitment Letter and reserves the right to allocate, in whole or in part, to such affiliates the fees payable under this Commitment Letter in such manner as they and such affiliates may agree in their sole discretion. You acknowledge that the Mandated Lead Arrangers, the Underwriters and such affiliates may share with each other any information related to the Group, the Debt Financing or any of the matters contemplated by the Commitment Documents. Any such affiliate may rely on this Commitment Letter.

11.          Announcement

You and we both agree that none of us nor any of our respective affiliates shall make any announcement relating to the Debt Financing without the prior consent of the other persons save to the extent that such announcement is required by law or to comply with the rules of any regulatory body or applicable securities exchange to which you are subject.

12.          Fees and Expenses

(a)                                  In consideration of the execution and delivery of this Commitment Letter and any Accession Notice by the Mandated Lead Arrangers and the Underwriters, you agree to pay to the Initial MLAs and the Initial Underwriters the fees and expenses set out in the Senior Fees Letter and the Bridge Fees Letter (which fees and expenses shall be distributed among the Mandated Lead Arrangers and Underwriters, at the sole discretion of the Joint Bookrunners), and to pay to the Arrangers and Underwriters all reasonable third party costs and expenses incurred by the Mandated Lead Arrangers and Underwriters, our respective affiliates and advisers including reasonable third party costs and expenses, legal fees and disbursements incurred by their legal counsel (White & Case and Simpson Thacher & Bartlett LLP) and all travel and other reasonable out-of-pocket expenses incurred in connection with (i) the negotiation, preparation, printing, distribution and execution of the Commitment Documents and Financing Documentation; (ii) due diligence on the Group; and (iii) syndication of the Debt Financing.

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(b)                                 All payments under the Commitment Documents shall be made without set-off or counterclaim and free and clear of any deduction or withholding of or on account of any tax save as required by law.

13.          Structure

(a)                                  We acknowledge that NTL Inc. is seeking a private ruling from the US Internal Revenue Service (the “IRS Ruling”) the effect of which is to permit the cash portion of the purchase price for the Merger to be financed through borrowings by UK subsidiaries of NTL Inc. without giving rise to materially adverse tax consequences to NTL Inc., Telewest or their respective pre- and/or post-Merger shareholders. You shall have the option, by delivery of written notice (the “Structure Notice”) to the Initial MLAs (marked in each case for the attention of the persons specified in paragraph 21) at any time up to the date falling 3 months after the Merger Closing Date (the “Structuring Completion Date”) to implement the restructuring of the Debt Financing as set out on the page headed “Second Alternative (Structure 2) – Final Structure” in the final steps paper agreed between us prior to the date of this Commitment Letter (the “Steps Paper”) such that:

(i)                                     where the Structure Notice is delivered prior to the Merger Closing Date, the  commitments of each Underwriter under the Bridge Facility shall be transferred in an amount of at least £1.2 billion into a corresponding commitment under an incremental tranche of term debt under the Senior Facilities (“Tranche B”) or where the Structure Notice is delivered after the Merger Closing Date , the Bridge Facility shall be repaid in an amount of at least £1.2 billion from a drawing under Tranche B (with commitments to make Tranche B loans being underwritten pro rata by each Initial MLA under the Bridge Facility). The terms and conditions for Tranche B, including as applicable where such terms and conditions relate to Tranche A, Tranche A1, Tranche B1 and the RCF under the Senior Facilities, shall be those terms and conditions set out in Appendix A-4 to this Commitment Letter (and shall be in addition to, and to be read in conjunction with, the terms and conditions of the Senior Facilities set out in Appendix A-3 to this Commitment Letter); and

(ii)                                  the remainder of the commitment or outstandings under the Bridge Facility shall be replaced by or refinanced with a high yield bond offering (or bridge facility commitment in anticipation of the same) by NTL Cable plc. The terms and conditions of such high yield bond offering (or bridge facility, as the case may be) shall be as set out in the Engagement Letter or Appendix A-5 to this Commitment Letter (and shall be in addition to, and to be read in conjunction with, the terms and conditions of the Bridge Facility set out in Appendix A-1 to this Commitment Letter).

(b)                                 The Structure Notice shall be irrevocable and shall specify the proposed date (the “Structuring Date”) on which the restructuring is to be effected, which shall be a date falling no later than the Structuring Completion Date and shall be no less than 4 business days after the date of the Structure Notice.

(c)                                  You further agree:

(i)                                     if the Structure Notice is delivered prior to the Merger Closing Date, to implement each of Steps 1 and 2 set out in the page headed “Combination of Neptune and Tiger” of the Steps Paper followed by Steps 3 to 10 set out on the page headed “Post-Combination Restructuring - Second Alternative (Structure 2)”, culminating in the structure set out on the page headed “Second Alternative (Structure 2) – Final Structure”, such that all of those steps are completed on the Merger Closing Date;

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(ii)                                  if NTL Inc. receives a negative IRS Ruling prior to the Merger Closing Date, to implement each of Steps 1 and 2 set out in the page headed “Combination of Neptune and Tiger” of the Steps Paper followed by Steps 3 to 8 set out on the page headed “Post-Combination Restructuring – First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) – Final Structure”, such that all of those steps are completed on the Merger Closing Date; or

(iii)                               if NTL Inc. receives neither a negative nor a positive IRS Ruling prior to the Merger Closing Date, to implement each of Steps 1 and 2 set out on the page headed “Combination of Neptune and Tiger” of the Steps Paper, culminating in the structure set out on the page headed “Interim Structure After Step 2” such that all of those steps are completed on the Merger Closing Date, and thereafter:

(1)                                  if a negative IRS Ruling is obtained prior to the Structuring Completion Date, to implement each of Steps 3 to 8 set out on the page headed “Post-Combination Restructuring - First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) – Final Structure”, such that all such steps are completed on the same business day and in any event by no later than 10 business days after such negative IRS Ruling is received;

(2)                                  if a positive IRS Ruling is obtained prior to the date falling 10 business days prior to the Structuring Completion Date, at the option of the Borrowers:

(A)                              to deliver a Structure Notice and thereafter to implement each of Steps 3 to 10 set out on the page headed “Post Combination Restructuring – Second Alternative (Structure 2)” of the Steps Paper, culminating in the structure set out on the page headed “Second Alternative (Structure 2) – Final Structure”, such that all such steps are completed on the same business day and in any event by no later than 10 business days after such positive IRS Ruling is received; or

(B)                                to implement each of Steps 3 to 8 set out on the page headed “Post-Combination Restructuring - First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) – Final Structure”, such that all such steps are completed on the same business day and in any event by no later than 10 business days after such positive IRS Ruling is received; and

(3)                                  if neither a negative nor a positive IRS Ruling is obtained prior to the date falling 10 business days prior to the Structuring Completion Date, to implement each of Steps 3 to 8 set out on the page headed “Post-Combination Restructuring - First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) – Final Structure”, such that all such steps are completed on the same business day and in any event by no later than the Structuring Completion Date.

(d)                                 At any time after the Structuring Date, (i) references in the Commitment Documents to the “Debt Financing” shall be construed as references to the Debt Financing after taking account of the restructuring effected pursuant to the terms of this paragraph 13 and (ii) references to the “Senior Facilities” shall mean the Senior Facilities including Tranche B.

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14.                               Accession of Additional Underwriters

(a)                                  Each of the Initial MLAs and the Initial Underwriters may, at any time following consultation with you, require that any one or more additional lenders become party to the Commitment Documents as an additional underwriter (each, an “Additional Underwriter” and, together with the Initial Underwriters, the “Underwriters”) by executing an accession notice substantially in the form of Annex 2 to this Commitment Letter or with such amendments as the Initial MLAs and Initial Underwriters may agree (an “Accession Notice”). You agree, promptly upon request by the Initial MLAs, to countersign any Accession Notice for such purpose and upon your countersignature thereof, you agree to the roles or titles granted to such Additional Underwriters as specified in such Accession Notice and to the commitment of each such Additional Underwriter as an underwriter of the Debt Financing.

(b)                                 Upon the execution of an Accession Notice:

(i)                                     the relevant Additional Underwriter and each of the then existing parties to this Commitment Letter will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had the relevant Additional Underwriter been an original party hereto as an Underwriter and the relevant Additional Underwriter shall become a party to the Commitment Documents as an Underwriter;

(ii)                                  the commitments of the Initial Underwriters (as at the date of the relevant Accession Notice) under the Senior Facilities and/or the Bridge Facility (as applicable) shall be reduced on a pro rata basis by an amount which, when aggregated together, is equal to the commitment of the relevant Additional Underwriter (as specified in the Accession Notice) under the Senior Facilities and/or the Bridge Facility (as applicable); and

(iii)                               each Additional Underwriter that has, pursuant to the relevant Accession Notice, been appointed as an additional mandated lead arranger (each, an “Additional Mandated Lead Arranger” and together with the Initial MLAs the “Mandated Lead Arrangers”) under the Senior Facilities or the Bridge Facility, as applicable, shall thereafter be deemed to be a Mandated Lead Arranger for the purposes of the  Commitment Documents.

(c)                                  Each Additional Underwriter that has executed an Existing Accession Notice may from time to time agree with the Initial MLAs, NTL Inc. and NTLIH, to amend the terms of such Existing Accession Notice by executing an amendment and restatement to such Existing Accession Notice, and the prior consent of any other Arranger, Underwriter or person shall not be required.

15.                               Governing Law and Jurisdiction

This Commitment Letter (including the attached Annexes and Appendices, other than Appendix A-1 and Appendix A-2) shall be governed by and construed in accordance with English law. Appendices A-1 and A-2 shall be governed by and construed in accordance with New York law.

You and we agree that the courts of England have jurisdiction to settle any disputes in connection with the Commitment Documents (other than Appendices A-1 and A-2) and accordingly you and we submit to the exclusive jurisdiction of the English courts and waive any defence of inconvenient forum which may be available.

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16.          Third Party Reliance

Save as expressly provided otherwise in this Commitment Letter, a person who is not a party to this Commitment Letter may not rely on it and the terms of the Contracts (Rights of Third Parties) Act 1999 are excluded. The parties to this Commitment Letter may amend this Commitment Letter in writing without the consent of any third party.

17.          Survival

In any event, the provisions of paragraphs 7, 8, 11, 12,  15, 16, 17 and 18 of this Commitment Letter shall survive the termination of the obligations of any of the parties under this Commitment Letter or its expiry.

18.          Commitment and Termination

(a)                                  The commitments of the Initial MLAs and the Initial Underwriters under this Commitment Letter will commence upon your signature, and return of the Commitment Documents and upon such signature the commitments as set out in the Original Commitment Letter shall terminate, but without prejudice to paragraph 17 of the Original Commitment Letter.

(b)                                 Following your acceptance of this Commitment Letter as provided in sub-paragraph (a) above, this Commitment Letter shall terminate on the earlier of:

(i)                                     on 2 October 2006, unless the first drawdown under the Senior Facilities has occurred on or before that date; or

(ii)                                  the termination of the Merger Agreement other than as a result of the Merger being consummated.

(c)                                  You may terminate the appointment of any Mandated Lead Arranger or the commitment of any Underwriter hereunder (by written notice to the other parties to this Commitment Letter) if such Mandated Lead Arranger or Underwriter breaches any term of the Commitment Documents relating to a failure to fund its commitments in accordance with this Commitment Letter and upon such termination you shall (save as provided in this paragraph 18) have no further obligations to such Mandated Lead Arranger or Underwriter under the Commitment Documents.

(d)                                 You may, on not less than 5 business days prior written notice to the Initial MLAs, terminate the commitments hereunder with respect to Tranche A1 and Tranche B1 (in whole but not in part only) if the Baseball Scheme either fails, is withdrawn, is amended in a manner which would have the affect of failure to satisfy the initial conditions precedent to the availability of Tranche A1 and Tranche B1 or a takeover offer under the City Code is made by the Baseball Bidcos.

19.                               Classification

We will treat you for the purposes of our respective appointments as lead arranger and underwriter under this Commitment Letter, as an intermediate customer within the meaning of and for the purposes of the Financial Services Authority Handbook of Rules and Guidance (the “Handbook”). In addition, you agree that you will, at any time upon the request of the Mandated Lead Arrangers and the Underwriters and in connection with the requirements set out in the Handbook, provide the Mandated Lead Arrangers and the Underwriters within a reasonable period after such request, documentation evidencing the existence, ownership and control of any obligors under the loan documentation in relation to the Debt Financing.

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20.          Amendments and Waivers

(a)                                  Subject to sub-paragraph (b) hereof, any provision of the Steps Paper or this Commitment Letter or any of the Annexes or Appendices hereto may be amended, waived, varied or modified with the agreement of NTL Inc., the Initial MLAs and those Underwriters whose commitments aggregate to more than 66 2/3% of the total commitments under the Senior Facilities (with respect to any matter relating to the Senior Facilities) or 50.1% of the total commitments under the Bridge Facility (with respect to any matter relating to the Bridge Facility), as applicable, and any such amendment or waiver will be binding on all parties hereto.

(b)                                 Any amendment, waiver, variation or modification shall require the consent of each of the Mandated Lead Arrangers and Underwriters affected thereby, if it results in:

(i)            any increase in, or extension of maturity of, any commitment;

(ii)                                  any reduction in the Interest Margin, any changes to the margin ratchet grid or any reduction in the fees payable to the Mandated Lead Arrangers and the Underwriters or any other amounts payable under the Commitment Documents;

(iii)                               any change in the currency of any payment to be made to the Mandated Lead Arrangers and the Underwriters under the Commitment Documents;

(iv)                              any amendments, waivers, variations or modifications to paragraph 13 or to the Steps Paper, unless such amendments, waivers, variations or modifications do not, in the reasonable opinion of the Initial MLAs, materially prejudice the interests of the Mandated Lead Arrangers and Underwriters; or

(v)                                 any amendment, variation or modification to this paragraph.

21.          General

The offer contained in this Commitment Letter shall remain in effect until close of business in New York on 3 March 2006 at which time it will expire, unless written acceptance of each of the Commitment Documents has been received by each of the Initial MLAs (marked for the attention of Jonathan Bowers (in the case of Deutsche Bank AG, London Branch), Paul Davis (in the case of J.P. Morgan Plc), David Vaughan (in the case of The Royal Bank of Scotland plc) and Alison Howe (in the case of Goldman Sachs International)) from you in accordance with the instructions set out above.

This Commitment Letter may be signed in any number of counterparts, which shall have the same effect as if the signatures on the counterparts were signatures on a single copy of this Commitment Letter.

The provisions of this Commitment Letter supersede all prior oral and/or written understandings and agreements related to the Financing and together with the other Commitment Documents shall (until the execution and delivery of the Financing Documentation), comprise the entire agreement (in respect of the matters referred therein) between us.

Please indicate your acceptance of this Commitment Letter by countersigning this Commitment Letter in the space indicated below, whereupon it shall constitute a binding agreement between us and return it together with the other signed Commitment Documents to each of the Initial MLAs (marked in each case for the attention of the relevant person specified above).

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We look forward to your favourable response to our proposal and to your mandate to us to proceed with this transaction.

Yours faithfully,

The Initial MLAs

For and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

Name:	Name:
Title:	Title:

For and on behalf of

J.P. MORGAN PLC

Name:

Title:

For and on behalf of

THE ROYAL BANK OF SCOTLAND PLC

Name:

Title:

For and on behalf of

GOLDMAN SACHS INTERNATIONAL

Name:

Title:

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The Initial Underwriters

For and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

Name:	Name:
Title:	Title:

For and on behalf of

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Name:

Title:

For and on behalf of

THE ROYAL BANK OF SCOTLAND PLC

Name:

Title:

For and on behalf of

GOLDMAN SACHS CREDIT PARTNERS L.P.

Name:

Title:

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We accept and agree the terms of the foregoing letter.

For and on behalf of
NTL INCORPORATED

Name:

Title:

Date:

For and on behalf of
NTL INVESTMENT HOLDINGS LIMITED

Name:

Title:

Date:

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ANNEX 1

Indemnification

1.                                       In the event that any of the Mandated Lead Arrangers, the Underwriters or any of their respective affiliates or any of their respective partners, directors, agents, advisers or employees (each a “Relevant Person”) becomes involved in any capacity in any action, proceeding, or investigation brought by or against any person, including without limitation shareholders of the NTL Inc., the Borrowers or any of their respective subsidiaries arising out of, in connection with or as a result of either the commitment or any matter referred to in the Commitment Documents, you agree promptly on request to reimburse the Relevant Person for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation of any defence) arising out of or incurred in connection therewith. You also agree (provided that in doing so, you and your subsidiaries’ respective positions are not prejudiced (including by acting contrary to any confidentiality undertaking or so as to prejudice any legal privilege to which they are entitled)) to afford reasonable cooperation to each Relevant Person and to give, so far as you are able to procure the giving of, all such information and render all such assistance to the Relevant Persons as they may reasonably request in connection with any such action, proceeding or investigation and not to take any action which might reasonably be expected to prejudice the position of a Relevant Person in relation to any such action, proceeding or investigation without the consent of the Relevant Person concerned (such consent not to be unreasonably withheld). Notwithstanding the aforesaid, you shall not be liable for any reimbursement or obliged to give any information or render any assistance or be precluded from taking any action pursuant to this paragraph, to the extent that any action, proceeding or investigation arises from the gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Commitment Documents.

2.                                       You also agree to indemnify and hold harmless each Relevant Person from and against any and all losses, liabilities, claims, damages, and reasonable costs or expenses incurred by such Relevant Person in connection with or as a result of any action, claim, investigation or proceeding commenced in relation to its appointments or commitments or any matter referred to in the Commitment Documents and in particular (without limitation to the generality of the foregoing) arising out of or in relation to or in connection with any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final offering materials or information memorandum prepared in connection with the Debt Financing (including, without limitation, any preliminary summary of the Debt Financing prepared by the Mandated Lead Arrangers) or any filings with or submissions to any governmental or self regulatory authority or agency or securities exchange, in each case, approved by you or your professional advisers on your behalf, or caused by an omission (or alleged omission) to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they are made, not misleading, except to the extent that any such losses, liabilities, claims, damages, costs or expenses are the result of gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Commitment Documents.

3.                                       You also agree that the Relevant Persons shall not have any liability including, but not limited to, any direct, indirect, incidental or consequential damages to you or any person asserting  claims on your behalf arising out of or in connection with or as a result of performing the services that are the subject of the Commitment Documents, except (i) to the extent such liability is the result of gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Commitment Documents or (ii) liability of the Relevant Person to you resulting from a breach of such Relevant Person’s obligations under the Commitment Documents.

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4.                                       Each Relevant Person may rely on the terms of this Commitment Letter.

5.                                       No provision of this Commitment Letter shall apply so as to exclude any liability of the Relevant Persons which by the Handbook or other applicable law or regulations cannot be excluded by agreement with you.

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ANNEX 2

FORM OF ACCESSION NOTICE

This accession notice is entered into on [•] by [name of Institution] (the “Additional Underwriter”) in favour of each of the parties (as at the date hereof) to the commitment letter dated [•] February 2006 (which amends and restates a commitment letter dated 14 December 2005) originally addressed to NTL Inc. and NTLIH by the Initial MLAs and the Initial Underwriters (the “Commitment Letter”).

1.                                      Terms defined in the Commitment Letter shall, subject to any contrary indication, have the same meanings in this accession notice.

2.                                      The Additional Underwriter shall be conferred the title of  [Mandated Lead Arranger] [Joint Lead Arranger][other] in relation to the Senior Facilities [and [•] in relation to the Bridge Facility] [and accepts its appointment as [•] under the Engagement Letter] (1)

3.                                      [Name of Institution] agrees to commit:

(a)           £[•] of the Senior Facilities to be allocated as follows: (2)            [•]

(b)           £[•] of the Bridge Facility] (3).

Such underwriting shall reduce pro rata the commitments of the Initial Underwriters.

4.                                      The Additional Underwriter confirms that it has received a copy of the Commitment Letter together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Initial MLAs or the Initial Underwriters to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Initial MLAs or the Initial Underwriters to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Group.

5.                                      The Additional Underwriter undertakes, upon its becoming party to the Commitment Letter, to perform in accordance with their terms all those obligations expressed to be undertaken under the Commitment Letter by a [Mandated Lead Arranger and Underwriter], and agrees that it shall be bound by the Commitment Letter as if it had been an original party thereto as a [Mandated Lead Arranger and Underwriter], provided that notwithstanding the provisions of paragraph 5(a)(i) of the Commitment Letter, the Additional Underwriter agrees to maintain its commitments under paragraph 3 above until close of primary syndication unless otherwise agreed with the Initial MLAs.

6.                                      None of the Initial MLAs and the Initial Underwriters make any representation or warranty and assume no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Commitment Letter, any other Commitment Document or other document relating to it and assume no responsibility for the financial condition of the Group or for the performance and observance by any member of the Group of any of its obligations under the Commitment Letter, any Commitment Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

(1) Delete and complete as applicable.

(2) Insert details of allocation.

(3) Complete as applicable.

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7.                                      Each of the Initial MLAs and the Initial Underwriters gives notice that nothing in this accession notice or in the Commitment Letter (or any Commitment Document or other document relating to it) shall oblige such Initial MLA or such Initial Underwriter (a) to accept a re-transfer from the Additional Underwriter of the whole or any part of its rights, benefits and/or obligations under the Commitment Documents transferred pursuant to this accession notice or (b) to support any losses directly or indirectly sustained or incurred by the  Additional Underwriter for any reason whatsoever (including the failure by any member of the Group or any other party to the Commitment Documents (or any document relating to them) to perform its obligations under any such document) and the  Additional Underwriter acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.                                      In consideration of execution of this accession notice by the Additional Underwriter, the Initial MLAs and the Initial Underwriters agree to pay to the Additional Underwriter the fees as set out in the additional fees letter made between the Additional Underwriter, the Initial MLAs and the Initial Underwriters on or about the date hereof.

This accession notice may be signed in any number of counterparts, which shall have the same effect as if the signatures of the counterparts were signatures on a single copy of this accession notice.

This accession notice and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English Law.

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The Additional Underwriter

For and on behalf of

[Name of Additional Underwriter]

Name:

Title:

Acknowledged and agreed:

The Initial MLAs

For and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

Name:	Name:

Title:	Title:

For and on behalf of

J.P. MORGAN PLC

Name:

Title:

For and on behalf of

THE ROYAL BANK OF SCOTLAND PLC

Name:

Title:

For and on behalf of

GOLDMAN SACHS INTERNATIONAL

Name:

Title:

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The Initial Underwriters

For and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

Name:	Name:

Title:	Title:

For and on behalf of

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Name:

Title:

For and on behalf of

THE ROYAL BANK OF SCOTLAND PLC

Name:

Title:

For and on behalf of

GOLDMAN SACHS CREDIT PARTNERS L.P.

Name:

Title:

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Acknowledged and agreed:

For and on behalf of

NTL INCORPORATED

Name:

Title:

For and on behalf of

NTL INVESTMENTS HOLDINGS LIMITED

Name:

Title:

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APPENDIX A-1

PROJECT VANILLA

Commercial Terms of Proposed Senior Bridge Facility

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter.

The Borrower:	Merger Sub or, following the completion of the Merger, NTL Inc. (the “Borrower”).

Bridge Facility:	£1,800,000,000 (equivalent) senior bridge facility.

Facility Agent(s):	J.P. Morgan Europe Limited (the “Agent”).

Lead Arrangers and Joint Bookrunners:	Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International and/or their respective designated affiliates (the “Arrangers”).

Currency:	£, € or US$ in allocations to be determined by the Arrangers; provided, that at the option of the Borrower, up to 50% of the aggregate principal amount will be denominated in £.

Bridge Lenders:

Subject to “Assignment and Participation of Loans,” the Arrangers or their affiliated institutions and a syndicate of banking and financial institutions arranged by the Arranger in consultation with the Borrower, including any Additional Underwriters in respect of the Bridge Facility (the “Bridge Lenders”).

Initial Bridge Loans:	The Bridge Lenders will make loans (the “Initial Bridge Loans”) to the Borrower in an aggregate principal amount not to exceed £1,800,000,000 (equivalent).

Availability and Purpose of Initial Bridge Loans:

The Initial Bridge Loans will be available for a single drawing simultaneously with the initial funding under the Senior Facilities and the proceeds thereof will be used (i) to finance part of the consideration for the Merger, (ii) to refinance existing indebtedness of the NTL Group and/or the Telewest Group and (iii) to pay the costs and expenses incurred in connection with the Merger and/or the Debt Financing.

Amounts borrowed under the Bridge Facility and

repaid or prepaid may not be reborrowed.

Initial Maturity Date and Exchange of the Initial Bridge Loans:

The Initial Bridge Loans will mature on the date falling twelve months (the “Initial Maturity Date”) after the Merger Closing Date; provided, however, that, subject to “Conditions to Extension” below, the maturity of the Initial Bridge Loans will be automatically extended on the Initial Maturity Date until the tenth anniversary of the Merger Closing Date (the “Extended Maturity Date” and, such extended maturity loans, the “Extended Term Loans”). The Extended Term Loans will have the same material terms as the Initial Bridge Loans except as set forth in this exhibit.

Conditions to Extension:	Extension of the maturity of the Initial Bridge Loans is subject to the Borrower or any significant subsidiary thereof not being subject to bankruptcy or other insolvency proceedings.

Availability of the Exchange Securities:

At any time and from time to time on or after the Initial Maturity Date at the option of the applicable holder, Extended Term Loans may be exchanged in whole or in part for long-term exchange notes (the “Exchange Securities”). The principal amount of any Exchange Security will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Extended Term Loan for which it is exchanged.

When issued, the Exchange Securities will be governed by an indenture to be entered into between the Borrower and a trustee that is acceptable to the Borrower and the Agent and on terms not less favorable to the Borrower than the terms in NTL Cable plc’s existing high-yield indenture, that contains covenants, events of default and other provisions that are not less favorable to the Borrower than the equivalent provisions in NTL Cable plc’s existing high-yield indenture (with, in the case of covenants and events of default, any baskets and thresholds to be adjusted to reflect the size and nature of the business of the Borrower and its subsidiaries) and which complies with the U.S. Trust Indenture Act.

Guarantees:

Guaranteed on a senior basis by Telewest Global, Inc. and, after its formation, a new intermediate holdco above NTL, Inc. (“Telewest Holdco”) (upon consummation of the transaction Telewest Global, Inc. will be changing its name to NTL Inc. and NTL

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Inc. will be changing its name to NTL Holdings Inc. However, for simplicity this term sheet does not reflect these name changes). After the merger of NTL Inc. and CCFC, to be guaranteed by DRC.

Collateral:

Subject to US tax limitations and, with respect to the Exchange Securities, subject to limitations in NTL Cable plc’s existing high yield bond covenants, security over the shares of NTL, Inc., Telewest Holdco, NTL (UK) Group Inc. and NTL Communications Limited.

Final Maturity Date:	The Final Maturity Date of the Exchange Securities and the Extended Term Loans will be the tenth anniversary of the Merger Closing Date.

Interest Rates	As set forth on Annex I hereto.

Ranking:	The Initial Bridge Loans, the Extended Term Loans and the Exchange Securities shall be pari passu with all senior debt of the Borrower.

Mandatory Redemption:

To the extent permitted under the Senior Facilities, the Borrower will be required to prepay Initial Bridge Loans and Extended Term Loans on a pro rata basis, at par plus accrued and unpaid interest, from the net proceeds (after deduction of (except in the case of clause (iv) below) among other things, mandatory repayments and permitted reinvestments under the Senior Facilities) from

(i) except in the case of debt described in clause (iv) below, the incurrence of any debt by the Borrower or any of its restricted subsidiaries, subject to agreed exceptions,

(ii) the issuance of any equity by the Borrower or any of its subsidiaries, subject to customary exceptions,

(iii) all non-ordinary course asset sales by the Borrower or any of its subsidiaries (with customary exceptions), or

(iv) the issuance of the debt securities for the purpose of refinancing the Bridge Facility.

The Borrower will be required to prepay all Initial Bridge Loans and Extended Term Loans at 100% of par plus accrued and unpaid interest, and offer to repurchase all the Exchange Securities (and any

3

Extended Term Loans bearing interest at the Fixed Rate (as defined in Annex I)) at 101% of par plus accrued and unpaid interest, upon the occurrence of a change of control (to be defined in a customary manner).

If a Structure Notice is provided after the Merger Closing Date, the Borrower shall repay the Initial Bridge Loans on the Structure Date (subject to a contemporaneous borrowing by NTL Cable plc of £600,000,000 under the Alternative Bridge Facility or the issuance of high yield notes in lieu thereof).

Optional Prepayment of Initial Bridge Loans and Floating Rate Extended Term Loans:

Additionally, the Initial Bridge Loans and Extended Term Loans (other than Extended Term Loans bearing interest at the Fixed Rate) may be prepaid, in whole or in part, at the option of the Borrower, at any time at par plus accrued and unpaid interest, subject in the case of Initial Bridge Loans and such Extended Term Loans to reimbursement of the Bridge Lenders’ actual redeployment costs in the case of a prepayment of borrowings other than on the last day of the relevant interest period).

Optional Prepayment of Exchange Securities and Fixed Rate Extended Term Loans:

Each Exchange Security (and any Extended Term Loan bearing interest at the Fixed Rate) will be callable for five years from the Merger Closing Date (and also subject to the equity clawback provisions described below) at par plus accrued interest plus the Applicable Premium (to be defined in a customary manner) and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date its interest rate is fixed, which premium shall decline rateably on each yearly anniversary of the Merger Closing Date to zero two years before the maturity of the Exchange Securities. The Exchange Securities (and any Extended Term Loan bearing interest at the Fixed Rate) will also contain tax redemption provisions not less favorable to the Borrower than the equivalent provisions in NTL Cable plc’s existing high-yield indenture.

On or before the third anniversary of the Merger Closing Date, the Borrower may redeem, subject to provisions relating to senior indebtedness not less favorable to the Borrower than the equivalent provisions in NTL Cable plc’s existing high-yield indenture, up to 35% of the principal amount of the Exchange Securities at a price equal to par plus the coupon on such Exchange Securities, together with

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accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Equity Offerings (to be defined in a manner not less favorable to the Borrower than in NTL Cable plc’s existing high-yield indenture) within 90 days of such Equity Offerings.

Representations and Warranties:	Usual for facilities and transactions of this type and substantially identical to the Senior Facilities.

Conditions to Funding:

Equivalent to those for the Senior Facilities (with references to the Facility Agent therein to be deemed to be references to the Agent) and additionally the payment of all fees and expenses owing to the Bridge Lenders under the terms of the Bridge Facility and the Commitment Letter and related fee arrangements.

Affirmative Covenants:

In the case of the Initial Bridge Loans and the Extended Term Loans, affirmative covenants (to be applicable to Telewest Global, Inc. and its subsidiaries) including as to provision of information, to be substantially identical to the Senior Facilities.

In the case of the Exchange Securities, affirmative covenants to be customary for a high yield indentures.

In addition, the Borrower will, and will cause its subsidiaries to, use their respective reasonable best efforts to issue and sell debt securities to refinance the Bridge Loans (the “Refinancing Securities”) at a time and on terms to be determined by the Borrower in consultation with the Arrangers.

In connection with such an offering, the Borrower will (and will cause its subsidiaries to) (i) prepare an offering memorandum and registration statement and other materials relating to the Refinancing Securities (or if a shelf registration is not available, prepare an offering memorandum in customary form for high yield bond offerings pursuant to Rule 144A/Regulation S, with U.S. SEC registration rights) (including, in each case, all historical, pro forma and other financial and other information required under applicable securities laws giving due regard to the financial condition and prospects of the Borrower and to the type of information and level of detail of such information that is reasonably required to market the Refinancing Securities and

5

specify whether any holders of Refinancing Securities are selling Refinancing Securities pursuant to such offering memorandum), (ii) satisfy (to the extent applicable) customary closing conditions and other requirements for such bond offerings, including delivery of legal opinions and auditors’ comfort letters, (iii) prepare, participate in and complete the appropriate ratings agency presentations, (iv) to the extent reasonably requested by the Arrangers, list the Refinancing Securities on an acceptable stock exchange chosen by the Borrower and (v) prepare, participate in and complete a “road show” and meetings with research analysts. The Borrower will also enter into an underwriting agreement on terms not less favorable to the Borrower than the equivalent provisions in NTL Cable plc’s most recent underwriting agreement.

Financial Covenants:

In the case of the Initial Bridge Loans, financial covenants equivalent to those for the Senior Facilities, to be tested for the same entities as for the Senior Facilities; provided, however, that the financial covenant ratios shall be set by increasing (or decreasing) (versus the agreed base case) the relevant absolute component amount used in determining the applicable covenant by 10%.

Negative Covenants:

In respect of the Initial Bridge Loans, negative covenants equivalent to those for the Senior Facilities, adjusted to reflect differences in borrowers, guarantors, ranking, security and structure (but to exclude (i) leverage-based dividends baskets, (ii) the payment of dividends or fees or the making of loans, in each case to repay or service Guaranteed Parent Debt (as defined in Appendix A-3 to the Commitment Letter) and (iii) the payment of dividends or fees or the making of loans, in each case with the proceeds of any disposal of the “Content business” or the “NTL — Business Segment” (each as referenced in Appendix A-3 to the Commitment Letter).

In respect of Extended Term Loans or Exchange Securities, the following negative covenants (to be based where applicable on NTL Cable plc’s existing high yield bond covenants):

1. Limitations on indebtedness.

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	2.	Limitations on restricted payments.

	3.	Limitations on transactions with affiliates.

	4.	Limitations on liens.

	5.	Limitations on asset sales.

	6.	Limitation on dividends and other payment restrictions affecting restricted subsidiaries.

	7.	Reporting.

	8.	Limitations on mergers, consolidations or sales of all or substantially all assets.

	9.	Limitation on permitted business activities.

	10.	Anti-layering.

	11.	Limitations on guarantees of other indebtedness.

	12.	Maintenance of security.

In addition, the covenants referred to above for the Extended Term Loans and the Exchange Securities will be keyed to the Telewest Global, Inc. level and specifically provide for:

•     Incurrence of debt: consolidated ratio test for incurring debt at the Telewest Global, Inc. level

• Anti-layering covenant: no incremental debt can be incurred between NTL Cable plc and NTL Inc., subject to exceptions to be agreed.

•      Either (i) NewCorp (the parent company to NTL (UK) Group, Inc. and NTL Cable plc) or (ii) NTL (UK) Group, Inc., will remain the ultimate holder of 100% of the shares of the intermediate holding companies.

Events of Default:

The Bridge Facility will contain events of default equivalent to those for the Senior Facilities, subject to customary adjustments for a subordinated facility.

The Exchange Securities will contain events of default customary for high yield indentures.

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Securities Demand

Upon notice by at least three of the four Arrangers (a “Securities Notice”) at any time and from time to time following the date that is 6 months after the Merger Closing Date and prior to the date that is twelve months after the Merger Closing Date, the Borrower will, after a road show and marketing period customary for similar offerings (as determined by the Arrangers after consultation with you and in any event not less than 10 business days), issue and sell such aggregate principal amount of £/$/€-denominated debt securities (the “Demand Securities”) as will generate gross proceeds sufficient to refinance (in whole or in part as determined by the Arrangers in their sole discretion) the Bridge Facility, in each case upon such terms and conditions as may be reasonably specified by the Arranger in such Securities Notice; provided, however, that (i) such Demand Securities will be issued through a registered public offering or (if a shelf registration is not immediately available) a private placement for resale pursuant to Rule 144A and/or Regulation S with standard US SEC registration rights for Rule 144A offerings, (ii) such Demand Securities will not mature any earlier than six months after the scheduled maturity of the Senior Facilities (as in effect on the Merger Closing Date) and will contain such terms, covenants, events of default, subordination provisions, and redemption provisions, and shall be denominated in such currencies, as are customary for similar financings as determined by the Arrangers in consultation with you, (iii) such Demand Securities will bear a fixed rate of interest (or an equivalent floating rate, based on the swap rate for floating instruments with the same call protection and taking into account swap costs and other relevant factors, provided that no more than 30% of the aggregate principal amount of Demand Securities will bear a floating rate of interest, unless the Borrower otherwise consents) based on then prevailing market conditions as determined by the Arrangers; provided, however, that, without your consent, the total interest rate per annum payable on such Demand Securities shall not exceed 12.5% in respect of Bridge Loans denominated in Sterling and 11.5% in respect of Bridge Loans denominated in Euro or Dollars, (iv) no more than £200 million of the Demand Securities shall be denominated in £, unless the Arrangers decide otherwise, and (v) all other arrangements with respect to such Demand

8

Securities shall be reasonably satisfactory in all respects to the Arranger in light of then prevailing market conditions and the financial condition and prospects of the NTL Group and the Telewest Group at the date of sale of the Demand Securities.

Following the issuance of a Securities Notice, the Borrower will assist the Underwriters in connection with customary marketing efforts for the sale of any such Demand Securities, including those steps referred to under “Affirmative Covenants.”

Clean-up Period:	Substantially identical to that for the Senior Facilities.

Registration Rights with Respect to Exchange Securities:	Standard US SEC shelf and exchange registration rights for Rule 144A offerings.

Voting:

Amendments and waivers of the documentation for the Bridge Facility and the other definitive credit documentation related thereto will require the approval of Bridge Lenders holding at least a majority of the outstanding Initial Bridge Loans, Extended Term Loans and Exchange Securities, except that the consent of each affected Bridge Lender and/or holder of a Exchange Security will be required for, among other things, (i) reductions of principal and interest rates and fees, (ii) extensions of the Initial Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Securities or any amendment of the rate of such exchange or (iv) any amendment to the Exchange Securities that requires (or would, if any Exchange Securities were outstanding, require) the approval of all holders of Exchange Securities.

Assignment and Participation of Loans:

Subject to the prior approval of the Agent (such approval not to be unreasonably withheld), the Bridge Lenders will have the right to assign Bridge Loans and commitments to make Bridge Loans without the consent of the Borrower; provided, however, that prior to the Merger Closing Date, the consent of the Borrower in its sole discretion shall be required with respect to (i) any assignment if, subsequent thereto, the Arrangers would hold, in the aggregate, less than 50.1% of the commitments to make Initial Bridge Loans or would hold, as a result of such assignment and the sale of participating interests, beneficially less than 50.1% of the commitments to make Initial Bridge Loans or (ii) any assignment to any assignee other than an entity

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that is a lender under the Senior Facilities.

Right to Transfer Exchange Securities:	The holders of the Exchange Securities shall have the absolute and unconditional right to transfer such Exchange Securities, subject to applicable law.

Yield Protection, Taxes and Other Deductions:

The loan documents will contain yield protection provisions customary for similar transactions, protecting the Bridge Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever. The Bridge Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Bridge Lenders and the Agent for such taxes paid by the Bridge Lenders or the Agent.

Provisional Funding:	As provided in the term sheet applicable to the Senior Facilities.

Permitted Acquisition:	As provided in the term sheet applicable to the Senior Facilities.

Content:	As provided in the term sheet applicable to the Senior Facilities.

Expenses:	Customary provisions.

Governing Law and Forum:	With respect to the Initial Bridge Loans, England; with respect to the Extended Term Loans and Exchange Securities, New York.

Counsel to the Arrangers:	Simpson Thacher & Bartlett LLP.

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ANNEX I

Senior Bridge Facility
Interest Rates

Initial Bridge Loans and Extended Term Loans:	The Initial Bridge Loans and Extended Term Loans will accrue interest at a rate per annum equal to three month reserve-adjusted LIBOR/EURIBOR plus the Spread described below.

The “Spread” will initially be 600 basis points. If the Initial Bridge Loans are not repaid in whole within the three-month period following the Merger Closing Date, the Spread will increase by 50 basis points at the end of such three-month period and shall increase by an additional 50 basis points at the end of each three month period thereafter. At any time on or after the Initial Maturity Date, any Extended Term Loan shall, at the election of the applicable Bridge Lender, bear interest at a fixed rate per annum equal to the floating rate then in effect (the “Fixed Rate”).

Interest on the Initial Bridge Loans and the Extended Term Loans shall be payable on a quarterly basis in arrears in cash (except as provided below); provided, however, that at such time as the Extended Term Loan bears interest at the Fixed Rate, interest shall be payable semi-annually in arrears in cash (except as provided below).

Notwithstanding the foregoing, the total interest rate per annum payable shall not exceed 12.5% in respect of Bridge Loans denominated in Sterling and 11.5% in respect of Bridge Loans denominated in Euro or Dollars. In no event shall the interest rate on the Initial Bridge Loans or Extended Term Loans exceed the highest rate permitted under applicable law.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Exchange Securities:	The Exchange Securities shall bear interest at a fixed rate per annum equal to the floating rate in effect at the time of exchange of any Extended Term Loan for such Exchange Securities.

Interest on the Exchange Securities will be payable semi-annually in arrears.

Default Interest:	During the continuance of any payment default under the Bridge Facility, the applicable interest rate shall increase by 2% per annum.

APPENDIX A-2

CONFIDENTIAL

To:          NTL Incorporated
                NTL Investment Holdings Limited
                909 Third Avenue, Suite 2863
                New York, New York 10022

Attn :      James F. Mooney, Chairman

3 March 2006

Project Vanilla - Notes Engagement Letter

Dear Sirs:

NTL Incorporated (“NTL Inc.”) and NTL Investment Holdings Limited (“NTL IH” and, together with NTL Inc. and its other subsidiaries, the “NTL Group”) have advised Deutsche Bank AG, London Branch, JPMorgan Chase Bank, National Association, The Royal Bank of Scotland plc and Goldman Sachs Credit Partners L.P. and/or their respective designated affiliates (the “Arrangers”) that NTL Inc., through an affiliated company, including Telewest Group, wishes to issue and sell the Notes, as defined in the Note Term Sheet attached as Exhibit A hereto and incorporated herein (the “Term Sheet”), either (a) to fund consideration required to effect the merger, under an amended and restated agreement and plan of merger, dated 14 December 2005 (as amended by Amendment No. 1 dated 30 January 2006), among Telewest Global, Inc., a Delaware corporation, (“Telewest” and, together with its subsidiaries, the “Telewest Group”), Neptune Bridge Borrower LLC, a Delaware limited liability company (“Merger Sub”), and NTL Inc., of NTL, Inc. with Merger Sub (the “Merger”) and/or (b) refinance a senior bridge facility incurred in connection with the Merger, as well as to pay fees and expenses, in each case on substantially the terms, and subject to the conditions, set forth in the Term Sheet.  Capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheet.  In this Engagement Letter the term “you” shall refer to NTL Inc. and NTL IH collectively.

This letter amends and replaces in its entirety the Notes Engagement Letter dated 14 December 2005 (the “Original Notes Engagement Letter”) (which amended and replaced the Notes Engagement Letter dated 2 October 2005) but without prejudice to any Accession Notice entered into in connection with the Original Notes Engagement Letter (each, an “Existing Accession Notice”), which shall remain in full force and effect as if entered into in connection with this letter.  The Arrangers confirm that each of the Underwriters who have executed an Existing Accession Notice has consented to the amendment and replacement of the Original Notes Engagement Letter by this letter.

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Accordingly, the parties hereto agree as follows:

1.             Engagement

(a)           NTL Inc. and NTL IH hereby retain the Arrangers, and the Arrangers agree to act, subject to the terms and conditions of this letter (the “Engagement Letter”) and as further set forth in the Term Sheet, as the exclusive book-running lead managing underwriters (the “Book-Running Lead Managers”) as detailed in the Term Sheet, in connection with the issuance, sale or resale of the Notes (the “Offering”), with (except as otherwise agreed by the Arrangers) economic participation commensurate with each Arranger’s participation in the Bridge Facility (as defined in the Appendix A-1 of the Commitment Letter to which this Engagement Letter is attached (such Appendix, the “Bridge Term Sheet”)).  J.P. Morgan Securities Ltd. is authorized and appointed by NTL Inc. and NTL IH to organize the book building process in consultation with, and subject to the approval (not to be unreasonably withheld) of, NTL Group, in connection with the issuance, sale or resale of the Notes.

(b)           NTL Inc. and NTL IH has or will retain BNP Paribas and HSBC Bank plc or their respective affiliates as co-lead managers and Calyon and Fortis Bank S.A./N.V. or their respective affiliates as co-managers pursuant to the terms of the Commitment Letter. Such co-managers shall agree to act, subject to the terms and conditions of this Engagement Letter and in a form agreed with the Arrangers, as co-managers (in such capacity, the “Co Managers” and, together with the Book-Running Lead Managers, the “Underwriters”), in connection with the Offering.

Any co-manager or other title awarded in connection with the Offering shall be subject to the consent of the Arrangers, such consent not to be unreasonably withheld.  Each of the Arrangers reserves the right not to participate in any Offering, and the foregoing is not an agreement by any of the Arrangers to underwrite, place or purchase any Notes or otherwise provide any financing.  In connection with any Offering in which any Arranger elects to participate, the issuer of the Notes shall enter into an underwriting agreement, placement agency agreement or purchase agreement, as applicable, with the Arrangers, which agreement shall be consistent with this letter agreement and otherwise in a mutually acceptable form not less favorable to NTL Inc. than the equivalent provisions in similar agreements most recently entered into by NTL Inc..

(c)           In connection with any offering of the Notes, (i) J.P. Morgan Securities Ltd. or its designated affiliate will appear on the left on the cover of any offering circular or prospectus and (ii) will (A) act as the stabilization manager of such offering, (B) establish the schedule for investor meetings, (C) assist NTL Inc. and NTL IH with the rating agency process and (D) coordinate pre marketing activity.

(d)           In consideration of the entry by the Arrangers into this letter, each of NTL Inc. and NTL IH agrees that during the period from 2 October 2005 to the termination of this Engagement Letter in accordance with its terms it will not, and will cause its affiliates, including the Telewest Group, not to, initiate, solicit or enter into any discussions or negotiations looking toward the issuance, offering or sale of the Notes to any third parties, except through the Arrangers.  In addition, each of NTL Inc. and NTL IH agrees that from 2 October 2005 until the earlier of the termination of this letter agreement or the closing of the sale of the Notes, it will not offer, sell, contract to sell or otherwise dispose of any securities substantially similar to the Notes without the Arrangers’ prior written consent.

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(e)           None of NTL Inc., NTL IH or any of their respective affiliates, including the Telewest Group, will, directly or indirectly (except through the Arrangers or as otherwise approved by them), sell or offer to sell any of the Notes or any other high-yield debt instrument (whether in the form of securities or loans or otherwise), during the term of this Engagement Letter.  Any such offer, sale or other disposition of Notes or other high-yield debt instrument during the term of this Engagement Letter will be treated for purposes of Section 4 hereof as if such sale or disposition were undertaken by the Arrangers directly (and the Arrangers will be entitled to a cash fee equal to the amount that would have been payable to them under Section 4 hereof in such circumstances).

(f)            The timing and terms of any Offering of the Notes (other than any Offering of Demand Securities) will be determined by NTL Inc. acting in consultation with the Arrangers.  In connection with such an Offering NTL Inc.  and NTL IH will (and will cause their respective subsidiaries or affiliates to) (i) prepare a Registration Statement on Form S-3 or similar form, or, at the option of NTL Inc., prepare an offering memorandum relating to the Notes in customary form for European high yield bond offerings pursuant to Rule 144A/Regulation S, with U.S. SEC registration rights (including, in each case, all historical, pro forma and other financial and other information required under applicable securities laws giving due regard to the financial condition and prospects of the Group and to the type of information and level of detail of such information that is reasonably required to market the Notes and specify whether any holders of Notes are selling Notes pursuant to such offering memorandum), (ii) satisfy (to the extent applicable) customary closing conditions and other requirements for such bond offerings, including delivery of legal opinions and auditors’ comfort letters, (iii) prepare, participate in and complete the appropriate ratings agency presentations, (iv) to the extent reasonably requested by the Arranger, list the Notes on the Irish Stock Exchange, Luxembourg Stock Exchange or another acceptable Western European stock exchange chosen by NTL Inc. and (v) prepare, participate in and complete a “road show” and meetings with research analysts.  In connection with any Offering of the Notes, NTL Inc., NTL IH or the issuer of the Notes, as applicable, will also enter into an underwriting agreement on terms not less favorable to NTL Inc. than similar agreements most recently entered into by NTL Inc..

(g)           In the event that NTL Inc. elects to proceed with an Alternative Financing Structure (as described in the Commitment Letter) then this Engagement Letter shall be construed to refer to the refinancing of the Alternative Bridge Facility set forth in Appendix A-5 of the Commitment Letter, with modifications described under “Alternative Structure” in the Term Sheet.

2.             Termination

This Engagement Letter agreement may be terminated at any time by any of the Arrangers (with respect to itself) upon written notice thereof to that effect and by you at any time after the earliest of (i) the first anniversary of the closing date of the Merger, (ii) receipt by NTL Group of aggregate proceeds of not less than an amount sufficient to repay in full the Bridge Facility and the application of such proceeds to repay the Bridge Facility in full (or at the time of any other repayment in full of the Bridge Facility), and (iii) termination of the Commitment Letter in accordance with

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its terms prior to any borrowing under the Debt Financing, in each case upon prior written notice to that effect to the relevant Underwriter(s).

Section 3 (Indemnification) shall terminate and be superseded by the applicable provisions of the Purchase Agreement (or other definitive documentation), if any, with respect to claims and other causes of action arising out of the sale of the Notes purchased pursuant to such Purchase Agreement (or other definitive documentation) provided that, in the event that a Purchase Agreement with respect to the Offering of the Notes is entered into, the indemnity provisions of that agreement shall supersede these in all respects.

Upon any termination of this Engagement Letter, the obligations of the parties hereunder shall terminate, except for their obligations under Section 3 (Indemnification), Section 4 (Fees and Expenses), Section 5 (Confidentiality), Section 6 (Governing Law) and Section 7 (Method and Manner of Payments) below.

3.             Indemnification

In consideration of the engagement hereunder, NTL Inc. and NTL IH shall jointly and severally indemnify, hold harmless and contribute to any losses of each Underwriter to the extent set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof.

4.             Fees and Expenses

In consideration of the engagement hereunder, NTL Inc. and NTL IH shall pay the fees and expenses as set forth in the Term Sheet, which fees and expenses shall be distributed among the Underwriters, at the sole discretion of the Book-Running Lead Managers.

5.             Confidentiality

Each of the Underwriters agrees that it shall use all non-public information provided to it by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this letter agreement and shall treat confidentially all such information, provided that nothing herein shall prevent any Underwriter from disclosing any such information  (i) to rating agencies, (ii) to purchasers or prospective purchasers of the Notes in connection with an Offering of Notes, (iii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding (in which case we agree to promptly notify you to the extent lawfully permitted to do so), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Arranger or any of its affiliates, (v) to the extent that such information becomes publicly available other than by reason of disclosure by such Underwriter in violation of this letter agreement or becomes available to such Underwriter or its affiliates from a source that is not known by such Underwriter to be subject to a confidentiality obligation to you, (vi) to such Underwriter’s employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information or (vii) to any of its affiliates (with such Underwriter being responsible for such affiliate’s compliance with this paragraph).   This undertaking by

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each Underwriter shall automatically terminate one year following the termination of such Underwriter’s engagement hereunder.

You agree that you will not disclose this letter agreement, the contents hereof or the activities of any Underwriter pursuant hereto to any person without the prior approval of such Underwriter, except that you may disclose this letter agreement and the contents hereof (i) to your shareholders, directors, employees, advisors and agents or (ii) as required by law or to comply with the rules of any regulatory body or applicable securities exchange to which you are or we are subject.

The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Engagement Letter.

6.             Governing Law and Submission to Jurisdiction

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.  EACH OF NTL INC. AND NTL IH AND EACH OF THE UNDERWRITERS IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS ENGAGEMENT LETTER OR THE PERFORMANCE OF SERVICES OR OBLIGATIONS HEREUNDER.

Each of NTL Inc. and NTL IH and each of the Underwriters irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this letter agreement.  Service of any process, summons, notice or document by registered mail addressed to NTL Inc. shall be effective service of process against NTL Inc. and NTL IH for any suit, action or proceeding brought in any such court.  Service of process upon NTL Inc. at 909 Third Avenue, Suite 2863, New York, NY 10022 shall be deemed effective service of process against NTL Inc. and NTL IH for any such action or proceeding.  Each of NTL Inc. and NTL IH irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction NTL Inc. or NTL IH is or may be subject, by suit upon judgment.

7.             Method and Manner of Payments

All amounts payable hereunder shall be paid to the Arrangers and the Underwriters at their respective addresses in London, in each case, free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made or where the payor is located unless such deduction or withholding is required by applicable law, in which event, NTL Inc. and NTL IH will pay additional amounts so that each such party receives the amount that it would otherwise have received but for such deduction or withholding.  Each of NTL Inc. and NTL IH hereby agrees jointly and severally to

5

indemnify each such party from and against the full amount of any such taxes, levies, imposts, duties, charges or other deductions or withholdings paid by them and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such taxes, levies, imposts, duties, charges or other deductions or withholdings were correctly or legally asserted.

Without limiting the foregoing, all amounts payable to each such party under the terms of this Engagement Letter will be exclusive of value added tax or any similar taxes (“VAT”) and all amounts charged by such party or for which any of them is to be reimbursed will be invoiced together with VAT, where appropriate.

8.             Disclosure

In connection with their engagement hereunder, the Arrangers shall assist you in preparing a prospectus, offering memorandum, private placement memorandum or other document to be used in connection with the Offering.  You shall furnish the Arrangers with all financial and other information concerning the NTL Group and the Telewest Group, the Merger, the financing thereof and related matters (the “Information”) that the Arrangers may reasonably request for inclusion in any offering document or otherwise.  You represent that (i) the Information, other than projections, taken as a whole, and the offering document will be complete and correct in all material respects and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) all historical financial data provided to the Arrangers will be prepared in accordance with Regulation S-X and with generally accepted accounting principles and practices then in effect in the United States  and will fairly present in all material respects the financial condition and operations of the NTL Group and the Telewest Group and (iii) any projections, financial or otherwise, provided to the Arrangers will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein and on a basis consistent with the NTL Group’s or the Telewest Group’s historical financial data, as applicable; it being understood that actual results may vary from such projections.  You agree to notify the Arrangers promptly of any material adverse change, or development that may lead to any material adverse change, in the business, properties, operations, financial condition or prospects of the NTL Group or the Telewest Group or concerning any statement contained in any offering document or in any historical financial data provided to the Arrangers which is not accurate or which is incomplete or misleading in any material respect.  Each of the Arrangers may rely, without independent verification, upon the accuracy and completeness of the Information and any offering document, and none of the Arrangers assumes any responsibility therefor.

9.             Miscellaneous

This Engagement Letter (including the Term Sheet), contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.  This Engagement Letter may not be amended or modified except by a writing executed by each of the parties hereto.  Section headings herein are for convenience only and are not a part of this Engagement Letter.  This Engagement Letter agreement is solely for the benefit of NTL Inc., NTL IH and the Arrangers and Underwriters and, except as set forth in the

6

sixth paragraph of this Section 9 and Annex A, no other person shall acquire or have any rights under or by virtue of this Engagement Letter.

If any term, provision, covenant or restriction in this Engagement Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  NTL Inc. and NTL IH and the other parties hereto shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

Each of NTL Inc. and NTL IH further represents and agrees that no offers or sales of securities of the same or a similar class as the Notes have been made or will be made by NTL Inc. or NTL IH or any of their affiliates, including the Telewest Group, or on its or their behalf which would be integrated with the offer and sale of the Notes under the doctrine of integration referred to in Regulation D under the Securities Act of 1933, as amended.  Each of NTL Inc. and NTL IH acknowledges that each of the Underwriters has been retained solely to provide the services set forth in this letter agreement.  In rendering such services, each such Underwriter shall act as an independent contractor, and any duties of such Underwriter arising out of its engagement hereunder shall be owed solely to NTL Inc. and NTL IH.

NTL Inc. and NTL IH acknowledge that each of the Underwriters is a securities firm that is engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services.  In the ordinary course of trading and brokerage activities, each of the Underwriters and their respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of entities that may be involved in the transactions contemplated hereby.  Each of the Underwriters recognizes its responsibility for compliance with federal securities laws in connection with such activities.

In addition, each of the Underwriters and its respective affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or the Offering.  None of the Underwriters or their respective affiliates will use confidential information obtained from you pursuant to this engagement or their other relationships with you in connection with the performance by the Underwriters and their respective affiliates of services for other companies.  You also acknowledge that the Underwriters and their respective affiliates have no obligation to use in connection with this engagement, or to furnish to you, confidential information obtained from other companies.

Furthermore, you acknowledge that each of the Underwriters and its respective affiliates may have fiduciary or other relationships whereby such Underwriter and its affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of you, potential purchasers of the Notes or others with interests in respect of the Offering.  You acknowledge that each of the Underwriters and its respective affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary

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or other relationships without regard to such Underwriter’s relationship to you hereunder.

You acknowledge that none of the Underwriters is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and none of the Underwriters shall have any responsibility or liability to you with respect thereto.

Each of the Arrangers and the Underwriters reserves the right to employ the services of certain affiliates (the “Investment Services Affiliates”) in providing services incidental to the offer and sale of the Notes, and each of NTL Inc. and NTL IH agrees that, in connection with the provision of such services, each of the Arrangers and the Underwriters and the Investment Services Affiliates may share with each other any confidential or other information relating to NTL Inc. and its subsidiaries and affiliates as from time to time they may possess; provided that each Investment Services Affiliate agrees in writing to be bound to the provisions of Section 5 (Confidentiality) hereof.

This Engagement Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Telewest Global, Inc. will accede to this Engagement Letter upon completion of the Merger.

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If the foregoing correctly sets forth our understanding, please indicate NTL Inc.’s and NTL IH’s acceptance of the terms hereof by signing in the appropriate space below and returning to us the enclosed duplicate originals hereof, whereupon this letter shall become a binding agreement between us.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	By:

Name:	Name:

Title:	Title:

J.P. MORGAN SECURITIES LTD.

By:	By:

Name:	Name:

Title:	Title:

THE ROYAL BANK OF SCOTLAND PLC

By:	By:

Name:	Name:

Title:	Title:

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GOLDMAN SACHS INTERNATIONAL

By:	By:

Name:	Name:

Title:	Title:

Accepted and agreed to
as of the date first written above,

NTL INCORPORATED

By:

Name:

Title:

NTL INVESTMENT HOLDINGS LIMITED

By:

Name:

Title:

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Annex A:  Indemnification Provisions

Each of NTL Inc. and NTL IH shall jointly and severally indemnify and hold harmless each of the Arrangers and the Underwriters, their affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with the transactions contemplated by the letter agreement to which this Annex A is attached (the “Engagement Letter”), the Notes described therein, the use of any proceeds of such Notes, or any related transaction, or any claim, litigation, investigation or proceedings relating to any of the foregoing (“Proceedings”) regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other expenses as they are incurred in connection with investigating or defending any of the foregoing; provided, however, that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined by a court of competent jurisdiction not subject to further appeal to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  By executing the Engagement Letter, each of NTL Inc. and NTL IH also (a) agrees not to, directly or through an affiliate, make any claim against any Indemnified Person for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the omission or event occurring in connection therewith, except to the extent such claims or damages result from the gross negligence or willful misconduct of an Indemnified Person, and (b) waives, releases, and agrees not to, directly or through an affiliate, sue upon, any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in NTL Inc.’s or NTL IH’s favor.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then each of NTL Inc. and NTL IH shall contribute jointly and severally to the amount paid or payable to such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by NTL Inc. and NTL IH, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations; provided, however, that to the extent permitted by applicable law, each Indemnified Person shall not be responsible for amounts in the aggregate which are in excess of all fees received by such person in connection with this engagement.  It is hereby agreed that the relative benefits to NTL Inc. and NTL IH on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by NTL Inc. and NTL IH pursuant to the transactions contemplated by the Engagement Letter (whether or not consummated) bears to (ii) the fee actually paid to Indemnified Persons in connection with such sale.  The indemnity, reimbursement and contribution obligations of NTL Inc. and NTL IH under this Annex A shall be in addition to any liability which NTL Inc. and NTL IH may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heir and personal representatives of NTL Inc. and NTL IH and any Indemnified Person.

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Promptly after receipt by an Indemnified Person of notices of the commencement of any Proceedings, such Indemnified Person will, if a claim in respect thereof is to be made against an Indemnifying Party, notify NTL Inc. or NTL IH in writing of the commencement thereof; provided, however, that the omission to so notify NTL Inc. or NTL IH will not relieve it from any liability which it may have hereunder except to the extent it has been materially prejudiced by such failure.  In case any such Proceedings are brought against any Indemnified Person and it notifies NTL Inc. or NTL IH of the commencement thereof, NTL Inc. and NTL IH will be entitled to participate therein, and, to the extent that it may elect by prior written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided, however, that if the defendants in any such Proceedings include both such Indemnified Person and NTL Inc. or NTL IH and such Indemnified Person shall have concluded that there may be legal defenses available to it which are different from or additional to those available to NTL Inc. or NTL IH, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person.  Upon receipt of notice from NTL Inc. or NTL IH to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, NTL Inc. and NTL IH shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence, (ii) NTL Inc. or NTL IH shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) NTL Inc. or NTL IH shall have authorized in writing the employment of counsel for such Indemnified Person.

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Engagement Letter to which this Annex A is attached.

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Exhibit A – Note Term Sheet

Indicative Term of the Notes

Issuer	NTL Inc. Alternative Structure: NTL Cable plc.

Size	£1,800 million (equivalent); Alternative Structure: £600 million (equivalent) (the “Notes”).

Currency	£/$/€

Use of Proceeds

To repay the borrowings under the Bridge Facility and related fees and expenses, if issued on the Closing, or to finance a portion of the purchase price for the Merger, and to pay related fees and expenses in connection with the Merger.

Ranking

Senior obligations of the Issuer.

Structurally subordinated to the Senior Facilities as well as the existing bonds issued by NTL Cable plc.

Alternative Structure: Structurally subordinated to the Senior Facilities of NTL Inc. and pari passu with the existing bonds issued by NTL Cable plc.

Guarantees

Senior guarantees from NTL Inc., new intermediate holdco above NTL Inc. (when formed) and DRC (following merger of NTL Inc. and CCFC).

Alternative Structure: Same guarantees as the existing bonds issued by NTL Cable plc.; senior guarantees from NTL Inc. and new intermediate holdco above NTL Inc.

Security	Security, if any, to be agreed upon.

Registration	Registered or (if registration not immediately available) 144A/Reg S with registration rights.

Maturity	10 years from the issue date.

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Call Protection

The Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time on or after the fifth anniversary of the date of issuance, at par plus accrued interest plus a premium equal to 50% of the coupon, declining ratably to par on the eighth anniversary of the issuance of the Notes, in each case, together with accrued and unpaid interest, if any, to the redemption date, subject to customary provisions relating to senior indebtedness. Prior to such date, the Notes will be redeemable upon the payment of a “make-whole” premium calculated consistently with NTL Inc.’s existing high yield indenture.

On or before the third anniversary of the date of issuance of the Notes, the Issuer may redeem up to 35% of the principal amount of the Notes originally issued at a price equal to par plus the coupon on the Notes, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Equity Offerings (to be defined in a customary manner) within 120 days of such Equity Offerings.

The Issuer and the Arrangers may jointly decide to offer floating rate securities, in which case such floating rate notes shall include an agreed redemption schedule appropriate to floating rate instruments.

Interest Payment	Cash pay

Covenants

Covenants will consist of high yield covenants no less favorable than those contained in NTL Inc.’s existing high yield bonds, and specifically:

•     Incurrence of debt: consolidated ratio test from incurring debt at the new intermediate holdco above NTL Inc.

•     Anti-layering covenant: no incremental debt can be incurred between NTL Cable plc and NTL Inc., subject to exceptions to be agreed.

•      Obligation of NTL Inc. to remain the ultimate holder of 100% of the shares of the intermediate holding companies (Alternative Structure: Obligation of NTL Inc. to remain the ultimate holder of 100% of the shares of the intermediate holding companies).

Fee	1.50%

14

Expenses

NTL Inc. will pay its own costs and expenses incurred in connection with the transaction (including, inter alia, roadshow and printing expenses). The Underwriters will pay their own costs and expenses incurred in connection with the transaction.

15

APPENDIX A-3

SUMMARY OF PRINCIPAL TERMS & CONDITIONS

Ultimate Parent:

Telewest Global, Inc., a Delaware corporation (“Telewest”). Upon consummation of this transaction, Telewest will be changing its name to NTL Inc. and NTL Inc. will be changing its name to NTL Holdings, Inc., but for simplicity this term sheet does not reflect these name changes.

Parent:	NTL Cable plc.

Obligors:	The Borrowers and the Guarantors.

Borrower(s):

In the case of Tranche A and the RCF, NTL Investment Holdings Limited (“NTLIH”), Telewest Communications Networks Limited (“TCN”), and such other borrower as may be agreed between NTLIH and the Mandated Lead Arrangers.

In the case of Tranches A1 and B1, Baseball Cash Bidco (as defined below) and, at any time after consummation of the Virgin Mobile Acquisition but with respect to Tranche B1 only, NTL Dover LLC (the “U.S. Borrower”). Borrowings by the U.S. Borrower shall be limited to 20% of the aggregate principal amount drawn under the Senior Facilities.

Guarantors:

The Parent, Telewest UK Limited, New UK Limited, New UK2 Limited (together, the “UK Holdcos”), the Borrowers, each Material Subsidiary and sufficient members of the UK Group as will account for 80% of the Consolidated Operating Cashflow of the UK Group (but excluding for these purposes only, the Virgin Mobile Group, in the event that any Standalone Baseball Financing is raised).

Baseball Bidcos:	NTL Investment Holdings Limited (“Baseball Cash Bidco”). NTL (UK) Group, Inc. (“Baseball Stock Bidco”).

Material Subsidiaries:	A member of the Group whose Operating Cashflow represents at least 5% of the Consolidated Operating Cashflow of the Group.

Group:

Telewest and its subsidiaries, after giving effect to the Merger and following the Virgin Mobile Acquisition, to include the Virgin Mobile Group (other than in the case where the Permitted Acquisition (as defined below) is funded by the Stand Alone Baseball Financing).

NTL Group:	NTL Incorporated (“NTL Inc.”) and its subsidiaries, prior to the completion of the Merger.

Telewest Group:	Telewest and its subsidiaries, prior to completion of the Merger.

Virgin Mobile Group:	Virgin Mobile Holdings (UK) plc (“Virgin Mobile”) and its subsidiaries, prior to the completion of the Virgin Mobile Acquisition.

UK Group:	Except as may be expressly agreed:

(a)                        following implementation of Steps 1 to 2 as set out on the page headed “Combination of Neptune and Tiger” of the Steps Paper, culminating in the structure set out on the page headed “Interim Structure after Step 2” of the Steps Paper, NTLIH and its direct and indirect subsidiaries and Telewest UK Limited and its direct and indirect subsidiaries;

(b) following completion of the “First Alternative (Structure 1) – Final Structure” as described in the Steps Paper, New UK Limited and its direct and indirect subsidiaries; or

(c) following completion of the “Second Alternative (Structure 2) – Final Structure” as described in the Steps Paper, NTLIH and its direct and indirect subsidiaries,

and in each case, following the Virgin Mobile Acquisition, to include the Virgin Mobile Group (other than in the case where the Permitted Acquisition (as defined below) is funded by the Stand Alone Baseball Financing).

Facilities:

The senior credit facilities (the “Senior Facilities”) will comprise four tranches with final maturities as follows:

(a)                        £3,200,000,000 5-year amortising Senior Term Loan A Facility (“Tranche A”) to be denominated in £;

(b)                       £175,000,000 5-year amortising Senior Term Loan A1 Facility (“Tranche A1”) to be denominated in £;

(c)                        £300,000,000 6½ year bullet repayment Senior Term Loan B1 Facility (“Tranche B1”) to be denominated in £ and $; and

(d)                       £100,000,000 5-year Multicurrency Revolving Working Capital Facility (“RCF”) to be denominated in £, $and €.

Purpose:	(a) Tranche A: to repay in full all amounts outstanding under each of the Existing Vanilla Facilities at closing of the Merger (the “Merger Closing”);

(b)                       RCF: to finance the ongoing working capital needs and general corporate requirements of the UK Group and to include a performance bond facility (in a maximum amount to be agreed) with an acceptable fronting bank and/or alternative arrangements to be agreed; and

(c)                        Tranches A1 and B1: to firstly (i) finance or refinance the cash consideration for the Virgin Mobile Acquisition (including payments to holders of options in respect of shares in Virgin Mobile who exercise or surrender their options in connection with the Baseball Scheme), and following discharge of the cash consideration in full, to (ii) pay the related fees, costs and expenses in connection therewith in full, and (iii) refinance in full the Existing Virgin Facilities on or after the closing of the Virgin Mobile Acquisition (the “Virgin Mobile Acquisition Closing”).

Initial MLAs and Initial Underwriters:

Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland plc and Goldman Sachs International and/or their respective designated affiliates (the “Initial MLAs”).

Deutsche Bank AG, London Branch, JPMorgan Chase Bank, National Association, The Royal Bank of Scotland plc and Goldman Sachs Credit Partners L.P. and/or their respective designated affiliates (the “Initial  Underwriters”).

Joint Bookrunners:	Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland plc and Goldman Sachs International and/or their respective designated affiliates (the “Joint Bookrunners”).

Agent and Security Trustee:	Deutsche Bank AG, London Branch (the “Agent” or “Security Trustee”, as the context may require).

Lenders:

The Initial Underwriters, any Additional Underwriters and a group of banks, financial institutions (including CDOs or similar structured institutions) and other persons to be determined by the Mandated Lead Arrangers (the “Lenders”) after prior consultation with NTL Inc.

Instructing Group:	Lenders whose commitments equal or exceed 66 2/3% of the total commitments.

Existing Vanilla Facilities:

Each of (i) the existing £2.425 billion senior facilities agreement of NTLIH dated 13 April 2004; (ii) the existing £1.55 billion senior facilities agreement of TCN and Telewest Global Finance LLC (“Telewest LLC”) dated 21 December 2004; (iii) the existing £250 million second lien facility agreement of TCN and Telewest LLC dated 21 December 2004; and (iv) the existing £130 million senior secured facilities of Flextech Broadband Limited and Flextech Broadcasting Limited dated 10 May 2005.

Existing Virgin Facilities:	The existing £350 million senior facilities agreement of Virgin Mobile dated 2 July 2004.

Existing Facilities:	The Existing Vanilla Facilities and the Existing Virgin Facilities.

Vanilla Certain Funds:

After signing of the Senior Facilities Agreement, Tranche A will be made available for a period (the “Vanilla Certain Funds Period”) until the earlier of (i) the end of the Merger Availability Period and (ii) the date of the Merger Closing (the “Merger Closing Date”) (including repayment of all the Existing Vanilla Facilities) subject only to:

(i)                           satisfaction of the conditions precedent under “Initial Vanilla Conditions Precedent” below; and

(ii)                        there being no payment or insolvency Event of Default with respect to NTL Inc., NTLIH, TCN or Merger Sub (other than an insolvency event caused by the occurrence or potential occurrence of another Event of Default) or an Event of Default arising as a result of a misrepresentation by NTL Inc., NTLIH, TCN or Merger Sub in respect of its powers, status and authority, or any breaches by NTLIH or TCN of its negative pledge covenants which materially affects the Lenders’ security (taken as a whole).

Baseball Certain Funds:

After signing of the Senior Facilities Agreement, Tranches A1 and B1 will be made available for a period (the “Baseball Certain Funds Period”) until the earlier of (i) the date on which the Baseball Scheme proposal fails or is withdrawn, (ii) 30 September 2006 or (iii) the date which is 30 days after the Effective Date (being the date on which the Court Order approving the Baseball Scheme is filed with the Registrar of Companies pursuant to section 425 of the Companies Act 1985) (the “Virgin Mobile Acquisition Closing Date”) subject only to:

(i)                           satisfaction of the conditions precedent under “Initial Baseball

Conditions Precedent” below;

(ii)                        there being no payment or insolvency Event of Default with respect to Baseball Cash Bidco (other than an insolvency event caused by the occurrence or potential occurrence of another Event of Default), or an Event of Default arising as a result of a misrepresentation by Baseball Cash Bidco in respect of its powers, status and authority (but only with respect to Baseball Cash Bidco and with respect to the provisions of the Senior Facilities Agreement that relate to Tranche A1 and Tranche B1, but not otherwise), or breach of covenant by Baseball Cash Bidco with respect to the negative pledge which materially affects the Lenders’ security (taken as a whole) or the covenants set out in paragraphs (a), (b), (c), (d), (g), (h) and (j) of the section entitled “Baseball Scheme Undertakings” below; and

(iii)                     it not being unlawful for a Lender to make any advance under Tranches A1 and B1.

For these purposes:

“Baseball Scheme” means the scheme of arrangement under section 425 of the Companies Act 1985 to be proposed by Virgin Mobile to its shareholders, details of which will be set out in the Baseball Scheme Circular and which are consistent with the terms of the Baseball Press Release.

“Baseball Scheme Circular” means the circular to the shareholders of Virgin Mobile setting out the proposals for the Baseball Scheme pursuant to which the Baseball Bidcos will acquire all of the issued and to be issued share capital of Virgin Mobile not already owned by the Baseball Bidcos.

Initial Vanilla Conditions Precedent:

The conditions precedent to be completed to the satisfaction of the Agent prior to the availability of Tranche A and the RCF will be the following:

(i)                           evidence that Merger Sub has entered into the Bridge Facility and that all conditions precedent thereto have been satisfied or waived, the proceeds of which will be used to fund in part the consideration required under the Merger Agreement, including any transaction fees and expenses in connection therewith;

(ii)                        the Financing Documentation prepared in accordance with paragraph 2(a) of the Commitment Letter duly executed by you;

(iii)                     certified copies of customary corporate documentation for each Borrower and each Guarantor and receipt of relevant customary legal opinions from Lenders’ or Borrowers’ counsel (as is customary in the jurisdiction of incorporation of the relevant Borrowers and Guarantors) in each case in a form acceptable to the Mandated Lead Arrangers acting reasonably (it being acknowledged that opinions and documents in connection with the existing financings of NTLIH and TCN will be a form acceptable for these purposes); or

(iv)                    the execution of the Merger Agreement (in the form previously approved by the Mandated Lead Arrangers) by the parties thereto. Merger Sub and NTL Inc. becoming obliged to file the certification of merger with the Secretary of State of Delaware and Telewest to file a charter amendment as set forth in Section 2.01(b) of the Merger Agreement and no amendments to or waivers under (excluding any waiver of or as contemplated by Section 9.02(g) of the Merger Agreement) being granted under the Merger Agreement which in the opinion of an Instructing Group (acting reasonably) are material and adverse to the financing under the any of the Senior Facilities Agreement and/or the Bridge Facility Agreement.

Initial Vanilla Condition Subsequent

It shall be a condition subsequent to the first drawdown under Tranche A and the RCF that immediately after such drawdown, Merger Sub and NTL file the certification of merger with the Secretary of State of Delaware and Telewest files the charter amendment as set forth in Section 2.01(b) of the Merger Agreement.

Initial Baseball Conditions Precedent:

The conditions precedent to the availability of Tranches A1 and B1 will be the following:

(i)                           certified copies of the Baseball Press Release, the executed implementation agreement between NTLIH, the Baseball Bidcos and Virgin Mobile in respect of the Baseball Scheme (in the form approved by the Initial MLAs on or before signing of the Senior Facilities Agreement), the Baseball Scheme Circular and the resolutions passed at each of the Court meetings and the extraordinary general meeting , (the “Baseball Scheme Documents”);

(ii)                        the order of the Court confirming the sanctioning of the Baseball Scheme as required by section 425 of the Companies Act 1985 (the “Court Order”);

(iii)                     certified copies of customary corporate documentation for Baseball Cash Bidco and receipt of relevant customary legal opinions from counsel to the Lenders (or counsel to Baseball Cash Bidco, if customary in the jurisdiction of incorporation of Baseball Cash Bidco) (in each case in the form agreed by the Initial MLAs on or before signing of the Senior Facilities Agreement);

(iv)                    the certificate of the Registrar of Companies confirming registration of the Court Order;

(v)                       evidence that the agreed fees payable on or prior to utilisation of Tranches A1 and B1 by Baseball Cash Bidco in respect of Tranches A1 and B1 have been paid or will be paid on first drawdown of Tranches A1 and B1;

(vi)                    a certificate of Baseball Cash Bidco confirming that none of the events specified in paragraphs (ii) and (iii) under the section ”Baseball Certain Funds” above have occurred and is continuing; and

(vii) the Merger having been consummated .

For these purposes:

“Baseball Press Release” means the announcement (in the form agreed with the Initial MLAs on or before signing of the Senior Facilities Agreement) in accordance with Rule 2.5 of the City Code on Takeovers and Mergers in respect of the Baseball Scheme by the Baseball Bidcos of all of the issued and to be issued share capital of Virgin Mobile not already owned by the Baseball Bidcos.

Further Conditions precedent:

Other than in respect of the initial drawdown, the Lenders will only be obliged to comply with their obligations (except as described above) to make advances under each of the Senior Facilities if on the date of the utilisation request and on each proposed utilisation date:

(i)                           in the case of a rollover loan, an Instructing Group has not instructed the Agent to block such rollover on account of an event of default which is continuing or would result from the proposed loan and in the case of any other loan, no default is continuing or would result from the proposed loan; and

(ii)                        in the case of a loan which is not a rollover loan, the Repeating Representations (which Repeating Representations shall be subject to the principles described in “General Provisions” below) to be made by each Obligor are true in all material respects.

Availability and Drawdown:

Tranche A: available during the period (the “Merger  Availability Period”) from 2 October 2005 to the earlier of (i) 2 October 2006 or (ii) the Merger Closing Date, to be drawn in full at the Merger Closing Date.

Tranches A1 and B1: available during the period (the “Virgin Mobile Acquisition Availability Period”) from the date of the Commitment Letter to the earlier of (i) 30 September 2006 or (ii) the Virgin Mobile Acquisition Closing Date, to be drawn in full on the Virgin Mobile Acquisition Closing Date.

RCF: available on a fully revolving basis until one month before the RCF final maturity date. RCF may not be utilised unless Tranche A has been or will on the same date be utilised in full. No clean-down of the RCF shall be required.

Interest Rate:	The rate of interest payable for each interest period shall be the aggregate, per annum, of:

(i)                           the applicable Interest Margin; plus

(ii)                        the relevant LIBOR; plus

(iii)                     (if applicable) the cost of complying with any applicable reserve requirements.

Usual interest provisions shall apply, including default interest which shall be 1.00% above the then applicable Interest Margin level.

Interest Periods:	1, 2, 3 or 6 months or any other period agreed between the Borrower(s) (or NTL Inc.) and the Lenders in respect of the relevant Tranche.

Interest Margin:	Tranche A/ RCF 1.625% per annum from the Merger Closing Date, for a period of three months and thereafter subject to the Margin Ratchet provisions.

Tranche A1 1.625% per annum from the date of first drawdown under Tranche A1 for a period of 3 months and thereafter, subject to the Margin Ratchet provisions.

Tranche B1 2.250% per annum from the date of first drawdown under Tranche B1.

Margin Ratchet:	The Interest Margin for Tranches A and A1 and the RCF shall be subject to the following margin ratchet based upon the Leverage Ratio:

Leverage Ratio			Margin
Less than	3.00 : 1		1.000%
Greater than or equal to	3.00 : 1	but less than 3.40 : 1	1.125%
Greater than or equal to	3.40 : 1	but less than 3.80 : 1	1.250%
Greater than or equal to	3.80 : 1	but less than 4.20 : 1	1.375%
Greater than or equal to	4.20 : 1	but less than 4.50 : 1	1.500%
Greater than or equal to	4.50 : 1	but less than 4.80 : 1	1.625%
Greater than or equal to	4.80 : 1	but less than 5.00 : 1	1.875%
Greater than or equal to	5.00		2.000%

There will be no time period restrictions (other than the first quarter after Closing) for adjustments in the Margin Ratchet and no limitations on the number of step-downs in the Margin Ratchet that can apply in any quarter.

Upon an Event of Default which is continuing, the Interest Margin for each of the RCF and Tranches A and A1 shall immediately revert to 2.00% per annum until such time that the Event of Default has been remedied or waived.

Commitment Fee:

Commitment fee which is the lower of 50% of the RCF Interest Margin or 0.75% per annum of the aggregate undrawn portion of the RCF, payable from the Merger Closing Date from day to day during the availability period of the RCF, payable from the date of first drawdown under Tranche A of the Senior Facilities Agreement from day to day during the availability period of the RCF, (such fee being due and payable in arrear on the last day of each successive period of three months which ends during such period).

Calculations:	All calculations of interest and commitment fees will be based on the actual number of days elapsed and a year of 365 days (or a year of 360 days where applicable).

Repayment:	Tranches A and A1 - In accordance with the following repayment schedule:

Amount Repayable
Repayment Date	Tranche A	Tranche A1
30 September 2007	£225 million	£12 million
31 March 2008	£225 million	£12 million
30 September 2008	£225 million	£12 million
31 March 2009	£250 million	£15 million
30 September 2009	£450 million	£25 million
31 March 2010	£500 million	£27 million
30 September 2010	£550 million	£30 million
Final Maturity Date	£775 million	£42 million

Tranche B1 – Repayment in full on its final maturity date.

RCF – Repayment on the final day of each interest period and any amounts then outstanding will be repaid in full on its final maturity date.

Prepayments:	Voluntary prepayments:

Voluntary prepayments of Tranches A and A1 will be permitted in whole or in part without penalty or premium on terms customary in transactions of this nature.

Voluntary prepayments of Tranche B1 will be permitted in whole or in part on terms customary in transaction of this nature, subject to a 1.00% prepayment premium during the first 18 months from the Merger Closing Date (or the Structuring Date, whichever is later). Tranche B1 Lenders have the option during such period to decline prepayment in which case those proceeds shall prepay Tranches A and A1 on a pro rata basis and thereafter, all voluntary prepayments may be made without premium or penalty and shall be applied pro rata across Tranches A, A1 and B1.

Mandatory prepayments:

Mandatory prepayment of all outstandings and cancellation of all commitments under the Senior Facilities will be required upon the occurrence of a change of control (to be defined).

Mandatory prepayment is also required in respect of net proceeds received from:

(i) disposals; or

(ii) insurance claims,

subject to minimum thresholds and customary exceptions including standard re-investment provisions to be agreed.

Cash sweep:

A percentage of excess cashflow in any financial year (commencing with the financial year ended 31 December 2006) which is in excess of £25 million shall be applied in pre-payment of the Senior Facilities. Such percentage shall be by reference to the Leverage Ratio as follows:

Leverage Ratio			Applicable percentage%
Greater than	4.00 : 1		50%
Greater than or equal to	3.0 : 1	but less than 4.00 : 1	25%
Less than	3.0 : 1		0%

Payments of the cash sweep shall be made within 10 Business Days of the filing by Telewest of its audited financial statements, provided that any such payment may be deferred by a period of up to 30 days if the management of Telewest, acting reasonably and in good faith, are able to demonstrate to the satisfaction of the Facility Agent (acting reasonably) that the cash reserves of the Group would be reduced temporarily by such payment to below £200 million (for this purposes disregarding any availability under the RCF).

Required amortisations of Tranches A and A1 in any financial year shall be deducted in calculating excess cashflow.

Application:

Application of prepayments against Tranches A, A1 and B1 (pro rata), then RCF.

Tranche B1 Lenders have the option to decline prepayment during the first 18 months in which case those proceeds shall prepay Tranches A and A1 (pro rata).

Any prepayment of Tranches A or A1 will be applied pro-rata against the Tranche A or Tranche A1 repayment instalments, as applicable, provided each Borrower may elect to apply any mandatory or voluntary prepayment against the next four Tranche A and/or Tranche A1 repayment instalments in chronological order of maturity and, thereafter against the remaining instalments pro rata.

Debt Proceeds:

On the issue of any indebtedness by Telewest or any of its subsidiaries (subject to a de minimis threshold of £10 million per debt issuance), each Borrower will prepay or procure the prepayment of an amount of the Tranche A, Tranche A1 and Tranche B1 advances (pro rata) (and thereafter RCF advances) equal to 50% of the net cash proceeds of the issue, save that such mandatory prepayment will not apply to (i) debt used to fund acquisitions or capital expenditures (in each case, provided that such acquisitions or capital expenditures are permitted by the terms of the Senior Facilities), (ii) any refinancing of the Bridge Facility by way of bond issuance, (iii) any refinancing following delivery of a Structure Notice by way of Tranche B proceeds and the Alternative Bridge Facility, (iv) the raising of any “daylight loans” referred to in the Steps Paper, (v) any net cash proceeds of any debt issuance expressly contemplated in the Steps Paper, (vi) as specified under the Holdco Debt referred to below, (vii) the proceeds of any Stand Alone Baseball Financing or any Alternative Baseball Financing and (viii) other agreed exceptions.

Equity Proceeds

On the issue of new equity by Telewest or any of its subsidiaries, each Borrower will (subject to a de minimis threshold of £10 million per equity issuance) prepay or procure the prepayment of an amount of the Tranche A, Tranche A1 and Tranche B1 advances (pro rata) (and thereafter RCF advances) equal to a variable percentage of the net cash proceeds of the issue such percentage to be calculated by reference to the Leverage Ratio as follows:

Leverage Ratio	Applicable percentage%
Greater than 3.5 : 1	50%
Greater than 3.0 : 1 but less than or equal to 3.5 : 1	25%
Less than or equal to 3.0 : 1	0%

save that such mandatory prepayment will not apply to the (i) net cash proceeds of any equity issuance which are contributed into the UK Group and are invested in assets required by the group business, within 180 days of receipt thereof, (ii) any net cash proceeds of any equity issuance expressly contemplated in the Steps Paper, (iii) any proceeds of new equity issued by the Ultimate Parent and applied for the purposes set out in the paragraph entitled “Equity Cure Right” below and (iv) any proceeds of new equity issued by the Ultimate Parent and applied for the purposes set out in part (d)(iii) of “Non-Financial Undertakings” below.

Cancellation:

Any amount of Tranche A not drawn down on the Merger Closing Date shall automatically be cancelled on that date.

Any amount of Tranches A1 or B1 not drawn down at the end of the Virgin Mobile Acquisition Availability Period shall automatically be cancelled on that date.

Usual restrictions relating to the cancellation of working capital facilities in respect of cancellation of any undrawn portion of RCF by the Borrowers. Any amount of RCF commitments which are cancelled may not be reinstated.

Finance Documentation:

The Senior Facilities will be documented in a loan agreement (the “Senior Facilities Agreement”) which will set out the Conditions Precedent to drawing specified above and include, without limitation, provisions in respect of market disruption, increased costs, Representations and Warranties, Undertakings and Events of Default, in each case, conventional for lending of this kind and to reflect this Term Sheet but subject always to the principles specified in “General Provisions” below. Documentation will include a Bridge Facility Agreement, an intercreditor agreement (the “Intercreditor Agreement”) to which, amongst other things, the Bridge Facility will be subject and which will subordinate certain intercompany loans and certain shareholder loans to the Senior Facilities and govern their interrelationship, and all relevant guarantee and security documentation.

Principal provisions of the Senior Facilities Agreement will include, inter alia, the following:

Financial Undertakings:	Financial covenants tested quarterly on a rolling 12 month basis, in accordance with US GAAP as follows:

(i) Total Net Debt/Consolidated Operating Cashflow (the “Leverage Ratio”;

(ii) Consolidated Operating Cashflow/Consolidated Net Interest (the “Interest Cover Ratio”); and

(iii) Consolidated Cashflow/Consolidated Debt Service (the “Debt Service Cover Ratio”),

commencing at the end of the third full financial quarter after the Merger Closing Date and as further set out in Annex 1 to this Appendix A-3.

Financial covenant definitions are to be agreed and will be tested with reference to the consolidated financial statements of the Group. Notwithstanding the above, financial covenants shall be tested half yearly on a rolling 12 months basis at such time and for as long as total net leverage ratio is 4.25:1 or lower.

Restructuring charges determined in accordance with FAS 146 may be added back to Consolidated Operating Cashflow in an amount of up to £50 million for the financial year during which the Merger Closing Date occurs (or £60 million in the event that the Virgin Mobile Acquisition also occurs during such financial year (other than pursuant to a Stand Alone Baseball Financing)) (“Year 1”) and up to £50 million in the following financial year (or £60 million in the event that the Virgin Mobile Acquisition has occurred during such financial year or during Year 1 (in either case, other than pursuant to a Stand Alone Baseball Financing)) (“Year 2”) provided that any unutilised amounts from Year 1 may be carried forward to Year 2 and any unutilised amounts from Year 2 (including, for the avoidance of doubt, any amounts rolled over from Year 1) may be carried forward and added back to Consolidated Operating Cashflow in the period from the end of Year 2 to the third anniversary of the Merger Closing Date.

Equity Cure Right

If on any testing date, any of the financial covenants set out in paragraphs (i), (ii) or (iii) of “Financial Undertakings” above are not satisfied, then the Company may, at its option, cure such breach by procuring that the proceeds of any new equity raised by the Ultimate Parent be contributed into the UK Group and either (a) applied towards the prepayment of the Senior Facilities or (b) added back to Consolidated Operating Cashflow, in each case, in an amount which, if such test(s) were to be recalculated giving effect to such application or add-back, such test(s) would have been satisfied. The foregoing equity cure rights shall be subject to the following conditions:

(i) subject as provided in (ii) below, such equity cure right may not be used more than three occasions over the life of the Senior Facilities;

(ii)                        in the case of the add-back to Consolidated Operating Cashflow, such equity cure right may only be used on one occasion over the life of the Senior Facilities, and in an amount not exceeding £100 million;

(iii) in the case of the add-back to Consolidated Operating Cashflow, such add-back may not be rolled forward or be taken into account on any subsequent testing date; and

(iv) such equity cure right may not be used for any two consecutive quarters.

Any proceeds of new equity which are contributed into the UK Group for the purposes specified above, shall thereafter be retained within the UK Group.

Clean-up Periods

The covenants and events of default will be qualified during the relevant Clean-up Period. During the relevant Clean-up Period, any breach of covenant under (c) (Negative Pledge), (d) (No Merger), (f) (Indebtedness), (e) (Loans), (h) (No finance leasing/hire purchase), (l) (Joint Ventures), (m) (Arm’s Length Transactions), (p) (Pension Schemes), (q) (Hedging), and event of default under (b) (Cross-default), or any breach of representations or warranties, in each case where it arises with respect to Telewest or any of its subsidiaries or Virgin Mobile or any of its subsidiaries, as the case may be, shall not constitute an Event of Default, drawstop or allow acceleration, provided that such breach or default (i) is capable of being remedied within the period and the Parent or NTLIH (or in the case of the Virgin Mobile Acquisition, either of the Baseball Bidcos) is taking appropriate steps to cure it and further, (ii) does not have a material adverse effect, (iii) was not procured by the Parent or by NTLIH (or in the case of the Virgin Mobile Acquisition, either of the Baseball Bidcos) and/or (iv) does not exist at the end of the relevant Clean-up Period.

“Clean-up Period” shall mean:

(a) with respect to Telewest or any of its subsidiaries, the period from the Merger Closing Date to the date falling 4½ months thereafter; or

(b) with respect to Virgin Mobile or any of its subsidiaries, the period from the Virgin Mobile Acquisition Closing Date, to the date falling 4½ months thereafter.

Representations and Warranties:

Usual for transactions of this nature and subject to the principles specified in “General Provisions” below (subject to any additional materiality carve outs and other additional exceptions, in each case as may be agreed and subject to matters disclosed in a disclosure letter, the representations and warranties will be as follows (only certain of which will be repeated):

(a) due incorporation;

(b) compliance with corporate formalities;

(c) legal validity;

(d) no material adverse change;

(e) no event of default (f)no winding up;

(g) accuracy of Information Package and due diligence reports;

(h) accuracy of Group structure chart;

(i) all necessary licences /authorisations /consents obtained;

(j) Finance Documentation does not conflict with constitutional documents /laws/other documents;

(k) Finance Documentation not to trigger any mandatory prepayment under documents governing existing indebtedness, save as specifically contemplated by the Finance Documentation;

(l) basis of preparation of latest accounts, that the latest accounts give a true and fair view and reasonableness of projections contained in the agreed base case model;

(m) no material adverse tax liability;

(n) ownership of or right to use assets;

(o) ownership of or right to use all intellectual property rights;

(p) no material litigation;

(q) adequate insurances in respect of each member of UK Group;

(r) centre of main interests;

(s) no outstanding indebtedness or encumbrances, save as permitted (to include agreed list of permitted indebtedness and encumbrances);

(t) compliance with applicable pensions laws;

(u) no purchase or carrying of Regulation U margin stock and no violation of Regulations T, U or X;

(v)                       all material terms and conditions of the Merger and the Virgin Mobile Acquisition are set out in the Merger Agreement or the Baseball Scheme Documents (as applicable) and in respect of which there have been no amendments, variations or waivers;

(w) compliance with environmental law and necessary environmental approvals; and

(x) at least pari passu ranking with senior unsecured obligations.

Non-Financial Undertakings:	Usual for transactions of this nature to be given by each Obligor and in relation to each member of the UK Group (unless otherwise agreed) and summarised as follows:

(a) NTLIH to deliver:

(i)                           annual audited consolidated financial statements of the Ultimate Parent and its subsidiaries or as agreed otherwise by the Mandated Lead Arrangers together with pro forma financial statements for the UK Group which have been extracted therefrom;

(ii)                        quarterly unaudited consolidated financial statements of the Ultimate Parent and its subsidiaries together with commentary consistent with MD&A disclosure and together with pro forma financial statements for the UK Group which have been extracted therefrom;

(iii)                     to the extent required by any Lender to enable it to comply with any law or any requirement of any central bank or other fiscal, monetary or other authority, each Borrower’s most recent annual financial statements; and

(iv) no later than 30 days after the beginning of each financial year, the annual budget for the UK Group for that year (in a form to be agreed),

in the case of (i) and (ii) accompanied by compliance certificates and comparisons to the financial projections and budget to which the statements relate and within agreed time periods.

(b) All financial reporting to be on the basis of agreed accounting principles, consistently applied.

(c) Subject to (i) the security granted in respect of any Alternative Baseball

Financing, and (ii) a general basket of £300 million (of which up to £250 million may be secured over assets which are not subject to any security in favour of the Security Agent) and other exceptions to be agreed, it will not create or permit to subsist any encumbrance on its business, assets or undertaking other than those arising under the Financing Documentation or specifically permitted in the Financing Documentation to be agreed.

(d)        Subject to (i) the provisions under the section ”Permitted Acquisition” below, (ii) a general basket of £300 million, (iii) other acquisitions funded from the proceeds of new equity issued by the Ultimate Parent and contributed into the UK Group, subject to customary conditions and (iv) other exceptions to be agreed, it will not merge with or acquire any businesses, assets, shares or investments.

(e)                        Subject to (i) a general basket of £75 million and (ii) other exceptions to be agreed, it will not make any loans except intra-group loans (where both the group creditor and the group debtor are Obligors or where the lender is a non-Obligor and the loan is subordinated), the extension of trade credit on normal commercial terms or loans given as part of a cash pooling or set-off arrangement or other cash management arrangement.

(f)                          Subject to (i) the provisions under the section ”Permitted Acquisition”, (ii) a general basket of £300 million (less any portion of the general basket utilised under sub-paragraph (h) below) and (iii) other exceptions to be agreed, it will not incur or permit to remain outstanding loans or other financial indebtedness or guarantee third parties’ liabilities for financial indebtedness except for certain exceptions to be agreed including without limitation the existing senior unsecured high yield notes of the Parent and the guarantee thereof (the “Existing Notes”), the Bridge Facility and any permitted refinancing thereof or as otherwise provided under the Holdco Debt referred to below.

(g)                       Subject to (i) an annual general basket of 12.5% of UK Group consolidated revenues, (ii) an annual basket of 3.75% of UK Group consolidated revenues for outsourcing and (iii) other exceptions to be agreed, it will not sell, transfer, lease, or otherwise dispose of any of its assets without the consent of the Instructing Group.

(h) Subject to a general basket of £150 million and any existing finance leasing arrangements, no finance leasing/hire purchase or similar arrangements.

(i) It will not make any substantial change in the general nature of its business.

(j) It will not redeem, repurchase, defease, retire or repay any of its share capital unless held by an Obligor and subject to other exceptions to be agreed.

(k)                        Restriction on declaration or payment of dividends or fees or repayment of principal of, or payment of interest on, loans by any member of the UK Group provided that (1) if no Event of Default has occurred or is continuing, such payments shall be permitted to be made by members of the UK Group at any time after 1 January 2006 for the purposes of facilitating the payment of dividends by Telewest to its shareholders in an amount of up to £10 million per annum at any time plus, with effect from 1 January 2007, an additional amount per annum such that the aggregate dividend payment made in any financial year shall not exceed the limits set out in the table below, determined at the time the dividend is declared by reference to the Leverage Ratio calculated on a pro forma basis after giving effect to such payment as follows:

Leverage Ratio	Amount

Greater than 3.5 : 1 but less than or equal to 4.5 : 1	£25 million
Greater than 3.0 : 1 but less than or equal to 3.5 : 1	£50 million
Less than or equal to 3.0 : 1	No limit

and (2) subject to the Intercreditor Agreement, such payments shall be permitted to service the Existing Notes, the Bridge Facility and any permitted refinancing thereof and other agreed exceptions (including as specified under the Holdco Debt referred to below). Carve-out to allow UK Group to service upstream corporate expenses as follows:

Period	Amount

From the Merger Closing Date to the first anniversary of the Merger Closing Date	Up to £50m
From the first anniversary of Merger Closing Date to the second anniversary of Merger Closing Date	Up to £50m
Thereafter in each anniversary year on a 12 month basis	Up to £35m

Dividends may also be made from the proceeds of any disposal of the Content Business (subject to the provisions set out in the paragraph entitled “Content” below) and from the proceeds of any disposal of the “NTL — Business Segment” (subject to the provisions set out in the paragraph entitled “Permitted Joint Venture” below)

(l)                           Subject to (i) the provisions under the section ”Permitted Joint Venture” below, (ii) a general basket of 3.25% of Consolidated UK Group Revenues (to be defined) and (iii) other exceptions to be agreed, limitation on investments in/loans to joint ventures.

(m)                     All material transactions entered into between Obligors on the one hand and other members of the Group on the other will be on arms’ length terms, save for transactions with other Obligors and other agreed exceptions.

(n)                       It will not agree to any amendments to documents relating to the subordination and/or intercreditor terms in the Bridge Facility (or in any documentation relating to any permitted refinancing thereof) or the Existing Notes unless permitted in the Intercreditor Agreement.

(o)                       It will not agree to any amendments to the constitutional documents of a member of the UK Group whose shares are secured in favour of the Lenders and which would have a material adverse effect on the

Lenders’ interests under the relevant security.

(p)                       Pension schemes operated by members of the UK Group will be funded in all material respects based on reasonable actuarial assumptions and will be maintained and operated in all respects in conformity with the requirements of applicable law save to the extent that a failure to fund could not be reasonably expected to have a material adverse effect.

(q)                       It will not enter into hedging or treasury transactions other than in accordance with the agreed hedging strategy set out below or non-speculative transactions entered in the ordinary course of business to hedge actual or anticipated exposures.

(r)                          It will obtain and comply with all environmental law/licences and rectify material breaches of environmental law save to the extent that a failure to so obtain, comply or rectify, as the case may be, could not be reasonably expected to have a material adverse effect.

(s) Its obligations under the Senior Facilities will rank at least pari passu with its other unsecured unsubordinated obligations.

(t) It will comply with all laws and maintain all necessary licences, authorisations, and consents save where failure to comply could not reasonably be expected to have a material adverse effect.

(u) It will maintain and protect all material intellectual property rights save where failure to maintain or protect could not reasonably be expected to have a material adverse effect.

(v) Following any event of default, it will provide access and assistance to the Agent and its professional advisors.
(w) It will assist the Mandated Lead Arrangers with the preparation of a syndication information memorandum and assist generally with syndication including management presentations.

(x) It will not make any amendments, variations or waivers of provisions of the Bridge Facility, the Notes, the Acquisition Documents and the constitutional documents of any member of the Group.

(y) Holding company and similar restrictions in relation to each of the UK Holdcos.

(z)                         It will implement each of the steps required for consummation of the Merger and/or the Virgin Mobile Acquisition (as applicable) and reorganization of the Group in accordance with the Steps Paper and within timeframes described paragraph 13 of in the Commitment Letter.

Adjustments to Covenants:

It is acknowledged that the threshold and basket levels contained herein do not reflect the addition of the Virgin Mobile Group to the UK Group and accordingly any threshold and basket levels that relate to the relative size of the group will be negotiated in good faith between the Company and the Initial MLAs to reflect the enlarged group following consummation of the Virgin Mobile Acquisition (except to the extent that the Virgin Mobile Acquisition is funded by the Stand Alone Baseball Financing).

Baseball Scheme Undertakings:

Other than with the consent of the Majority Baseball Lenders (as defined below), acting reasonably (which consent shall be deemed to have been given if not given or refused within 48 hours of request) the Baseball Bidcos shall comply with each of the following covenants:

(a)                        the Baseball Scheme Circular shall be on substantially the terms set out in the Baseball Press Release, other than with respect to any amendments which could not reasonably be expected to be materially prejudicial to the interests of the Lenders;

(b)                       no amendments shall be made to the form of the implementation agreement prior to the date of the Senior Facilities Agreement, other than with respect to any amendments which could not reasonably be expected to be materially prejudicial to the interests of the Lenders;

(c)                        the Baseball Scheme Circular shall be posted within 28 days of issuance of the Baseball Press Release, or if later, as soon as practicable after the date on which the Court convenes a meeting of the shareholders of Virgin Mobile to consider the Baseball Scheme;

(d)                       compliance with all applicable laws and regulations (including, without limitation, the Companies Act 1985, the Financial Services and Markets Act 2000, the Takeover Code (subject to any applicable waivers by the Takeover Panel) and the Listing Rules of the Financial Services Authority (as applicable);

(e)                        keeping the Agent informed of the material developments of the Baseball Scheme and the Virgin Mobile Acquisition and notifying the Agent of any circumstances which may lead to withdrawal of the Baseball Scheme or the Virgin Mobile Acquisition;

(f)                          supplying the Agent with any material updated financial information on the Virgin Mobile Group, and such other information relevant to the Baseball Scheme and the Virgin Mobile Acquisition as the Agent may reasonably request (including without limitation, copies of any press or public announcements and any material documents or statements issued by the Takeover Panel or any regulatory authority in connection with the Baseball Scheme or the Virgin Mobile Acquisition);

(g) not to increase the cash price per share under the cash only option at which the Virgin Mobile Acquisition is being made;

(h) not to waive or amend any condition to the Baseball Scheme as set out in the Scheme Documents, except in any case where such amendment or waiver:

(i) could not reasonably be expected to be materially prejudicial to the interests of the Lenders; or

(ii) is required by the Takeover Panel, the City Code, the rules or requirements of any stock exchange with jurisdiction over Baseball Cash Bidco or any other applicable law or regulation;

(i)                           not making any public statements relating to the financing of the Virgin Mobile Acquisition unless required to do so by the City Code or Takeover Panel, any applicable stock exchange or any applicable governmental or other regulatory authority;

(j) ensuring that neither of the Baseball Bidcos, nor (using all reasonable endeavours) any person Acting in Concert (as defined in Takeover Code) with them, shall be obliged to make an offer to shareholders of Virgin Mobile under Rule 9 of the Takeover Code;

(k)        procuring that as soon as reasonably possible after the Effective Date, Virgin Mobile is delisted and re-registered as a private company; and

(l)         procuring the delivery of guarantees and security from Virgin Mobile and members of the Virgin Mobile Group (together with compliance with the whitewash procedure), consistent with the requirements set out in the section entitled “Guarantors” above, as soon as practicable following the Virgin Mobile Acquisition Closing Date, and in any event, by no later than 90 days following the Virgin Mobile Acquisition Closing Date .

For these purposes “Majority Baseball Lenders” means those Lenders who together represent not less than 66 2/3 % of the aggregate commitments under Tranches A1 and B1.

Certain Funds Protection:	None of the Lenders, the Agent and the Security Agent shall:

(i)                           have the right to prevent or limit the making of any drawdown under Tranche A1 or Tranche B1 whether by cancellation, rescission or termination of Tranche A1 and/or Tranche B1 or otherwise (including by invoking any conditions precedent other than the Initial Baseball Conditions Precedent);

(ii)                        make or enforce any claims that it may have under the Financing Documentation if the effect of such claim or enforcement would prevent or limit the making of any drawdown under Tranche A1 or Tranche B1 during the Baseball Certain Funds Period;

(iii)                     exercise any right of set-off, counterclaim or similar right or remedy if to do so would prevent or limit the making of any drawdown under Tranche A1 or Tranche B1 during the Baseball Certain Funds Period; or

(iv) cancel or declare either Tranche A1 or Tranche B1 due and payable or payable on demand, in either case during the Baseball Certain Funds Period,

in each case, unless any of the exceptions (i), (ii) or (iii) in the section entitled “Baseball Certain Funds” has occurred and is continuing.

Events of Default:

Usual for facilities of this nature and subject to the principles specified in “General Provisions” below and to such additional customary grace periods and additional exceptions as may be agreed, the events of default shall be as follows:

(a)                        non-payment (1 business day grace period for principal payments not paid as a result of technical/administrative delay, 3 business day grace period for interest payments, 5 business day grace period for amounts other than principal or interest);

(b) cross default in respect of Financial Indebtedness of any member of the Group (subject to a threshold of £35 million);

(c)                        material adverse change in (i) the business, assets, or financial condition of the Obligors (as a whole); or (ii) any Obligor’s ability to perform its payment or other material obligations under the Finance Documentation (taking into account any resources which are available to it from any other member of the Group);

(d)                       insolvency and related matters with respect to Telewest, each UK Holdco and any Obligor that is a Material Subsidiary;

(e)                        breach of other obligations, subject to a cure period where appropriate;

(f)                          material misrepresentation, subject to a cure period where appropriate;

(g)                       breach of Intercreditor Agreement by a member of the Group;

(h)                       any Borrower is not or ceases to be a direct wholly owned subsidiary of New UK Ltd or an indirect wholly owned subsidiary of Telewest;

(i)                           invalidity or illegality of any Financing Documentation;

(j)         revocation of licence or regulatory authorisation to the extent it is required, without replacement of the same which would have a material adverse effect; and

(k)        litigation which is reasonably likely to be adversely determined and which if adversely determined would have a material adverse effect.

Hedging:

The Borrowers shall be required to implement the following hedging in respect of the Debt Financing:

(a)                        interest rate hedging (or debt that is fixed rate, for which purposes, outstanding advances under the Bridge Facility shall be deemed to constitute fixed rate debt prior to the issuance of exchange notes thereunder or the issuance of Notes pursuant to the Engagement Letter) in respect of not less than 66 2/3% of the aggregate principal amount of the Senior Facilities and the Bridge Facility (or the Notes issued pursuant to the Engagement Letter, provided that for this purpose, the principal amount of any fixed rate Notes shall be included in the calculation of such minimum hedging requirement) and the Existing Notes which are fixed rate, for a period of not less than 3 years from the Merger Closing Date;

(b)                       currency rate hedging in respect of 100% of the principal amount of the Senior Facilities which are denominated in Euro or US Dollars (if applicable), for a period of not less than 3 years from the Merger

Closing Date;

(c)                        currency rate hedging in respect of 100% of the interest portion applicable to the principal amount of the Senior Facilities which are denominated in Euro or US Dollars (if applicable), for a period of not less than 3 years from the Merger Closing Date; and

(d)                       currency rate hedging in respect of 100% of the coupon payable on the Notes issued pursuant to the Engagement Letter and under the Existing Notes, for a period up the applicable first call date in respect of such notes.

The foregoing hedging arrangements shall be required to be implemented within 6 months of the Merger Closing Date other than:

(1)                        in the case of hedging required under paragraph (a) above, those hedging arrangements relating to Tranche A1 and Tranche B1, which shall be required to be implemented within 6 months of the Virgin Mobile Acquisition Closing Date; and

(2)                        in the case of hedging required under paragraph (d) above, those hedging arrangements relating to the Notes to be issued pursuant to the Engagement Letter, which shall be required to be implemented within 6 months of the date of issuance of such Notes.

The Senior Facilities will provide that all obligations in respect of hedging the interest or currency risk on the loans as well as hedging currency risk associated with the Notes shall be secured pari passu with the Senior Facilities.

Security:

To the extent legally possible and provided no material adverse tax consequences arise as a result thereof (the Obligors to take all reasonable steps to overcome any prohibition or adverse tax consequence) first ranking security over:

(a)                        The shares of each UK Holdco;

(b)                       The shares of each member of the UK Group with agreed exceptions (including no security from companies which do not have to be guarantors under the 80% Consolidated Operating Cashflow test);

(c)                        All or substantially all of the assets of each member of the UK Group (present and future) with agreed exceptions (including no security from companies which do not have to be guarantors under the 80% Consolidated Operating Cashflow test); and

(d)                       Intercompany loans lent into any member of the UK Group, subject to flexibility to allow Permitted Restructurings (to be defined).

Assignment/ transferability:

The Lenders may assign or transfer their rights provided that any such assignment or transfer does not result in a participation of more than zero but less than £5 million (or its equivalent in $or €) save that an assignment or transfer may be made to or by a trust, fund or other non-bank entity which participates in the institutional market which would result in such entity holding an aggregate participation of at least £1 million (or $1 million or €1 million), provided further that:

(a) prior consultation of NTLIH is sought for any transfer prior to the achievement of a Successful Syndication;

(b)                       prior consent of NTLIH is received after the achievement of a Successful Syndication (other than in respect of an assignment by a lender to its affiliate which is a qualifying lender or, in respect of an assignment or transfer to any third party at any time after the occurrence of a Major Event of Default (to be defined) which is continuing), such consent not to be unreasonably withheld and to be deemed to have been given if not declined in writing within 10 Business Days of a written request by any Lender to NTLIH; and

(c) if the transferee is a non-UK bank lender, it must provide NTLIH with evidence of the same.

With respect to matters requiring unanimous consent, where Lenders representing no less than a percentage to be agreed of the outstanding amount consent to such matter, NTLIH may request that any dissenting Lender assigns or transfers its rights under the Senior Facilities Agreement (other than any rights and obligations it may have in its capacity as a Hedge Counterparty) at par to an assignee or transferee as specified by NTLIH.

Amendments:	The terms of the Senior Finance Documents shall be amended as shall be reasonably necessary to take account of any Alternative Baseball Financing having been put in place.

Costs and Expenses:

All reasonable third party professional fees (including legal fees and any value added tax thereon) and out-of-pocket expenses incurred in the negotiation, preparation, printing, execution and perfection of all related documentation and in syndication by the Mandated Lead Arrangers and the Agent at any time in relation to the Senior Facilities will be for the account of NTLIH.

General Provisions:

The detailed provisions relating to the sections above headed “Prepayments”, “Finance Documentation”, “Financial Undertakings”, “Representations and Warranties”, “Non-Financial Undertakings”, “Events of Default” and “Security” and where otherwise expressly stated (including but not limited to baskets, carve-outs, exceptions, thresholds and testing levels and covenant levels), unless equivalent terms are expressly stated therein, shall not be any less favourable to NTLIH than the equivalent provisions in the Existing Facilities taking into account the consolidation of the NTL Group and the Telewest Group as a result of the Merger.

Provisional Funding:

Notwithstanding anything in the Commitment Documents, Telewest (or a newly incorporated wholly-owned subsidiary of Telewest) shall be permitted to incur indebtedness in an amount not to exceed the equity value of the Telewest Group. The proceeds from such indebtedness will be contributed to subsidiaries of Telewest to enable the purchase of the historical Telewest business by NTL legacy subsidiaries as part of an internal reorganisation of subsidiaries of Telewest in accordance with the Steps Paper. Such indebtedness will be repaid on the same day of borrowing.

Content:

Notwithstanding anything herein to the contrary, the UK Group shall have the ability to sell all or part of its Content business and contribute or otherwise create and participate in a joint venture with respect to Content, provided that the Borrowers will continue to be in compliance with the financial covenants in the Senior Facilities Agreement, giving pro-forma effect to such transaction. Definitive documentation is to reflect consideration for the interplay between the treatment of Content and other covenants and provisions in the Senior Facilities Agreement.

The cash proceeds of any disposal of the Content business shall be applied as follows:

(a)                        the first £200 million shall be retained by the UK Group and, provided that no Event of Default has occurred or would arise as a result of such payment, may be applied towards the making of dividends or distributions outside of the UK Group; and

(b)                       a percentage of the remainder shall be applied in mandatory prepayment of the Senior Facilities, such percentage being determined in accordance with the Leverage Ratio as at the time of such disposal, in accordance with the following table:

	Leverage Ratio	Percentage
	Greater than 4.0:1	50%
	Greater than 3.0:1 but less than or equal to 4.0:1	25%
	Less than or equal to 3.0 : 1	0%

(c)        any cash proceeds which are not distributed in accordance with (a) above or required to be applied in accordance with (b) above, to be retained within the UK Group and applied towards the Group business.

Permitted Joint Venture:

The UK Group may enter into a joint venture or partnership in relation to the “NTL – Business Segment” subject to the consent of the Majority Lenders having been obtained.

The cash proceeds of any disposal of the “NTL – Business Segment” shall be applied as follows:

(a)                        subject to the Leverage Ratio at the time of disposal being less than 4.0:1, the first £200 million may be retained by the UK Group and, provided that no Event of Default has occurred or would arise as a result of such payment, may be applied towards the making of dividends or distributions outside of the UK Group; and

(b)                       the remainder shall be retained within the UK Group and applied towards the Group business.

Permitted Acquisition:

Any member of the UK Group shall be permitted to acquire not less than 71% of the total issued share capital of Virgin Mobile (the “Permitted Acquisition”) provided that (a) the UK Group will continue to be in compliance with the financial covenants set out in the Senior Facilities Agreement after giving pro-forma effect to such acquisition and (b) the total cash payment for such acquisition (including the assumption of debt) does not exceed £500 million.

Notwithstanding anything herein to the contrary, any member of the Virgin Mobile Group shall be entitled at its option to incur indebtedness (“Stand Alone Baseball Financing”) pursuant to a separate “ring fenced” financing in lieu of utilising Tranches A1 and B1 or for the purposes of refinancing in full any amounts drawn under the Debt Financing which was used by Baseball Cash Bidco to complete the Virgin Mobile Acquisition (including without limitation, any prepayment penalties, make-whole payments, accrued interest and break costs relating thereto) (collectively, the “Total Baseball Debt”), provided that:

(a)                        the aggregate amount of such indebtedness does not exceed £500 million;

(b)                       the proceeds of such financing are applied towards the purposes specified in paragraph (c) under the section headed “Purpose” above or towards refinancing the Total Baseball Debt;

(c)                        the annual interest expense of such financing is no greater than the interest expense under the Total Baseball Debt (or an equivalent principal amount thereof) which is prepaid using the proceeds thereof or which is subsequently cancelled as a result thereof;

(d)                       the UK Group continues to be in compliance with the covenants in the Senior Facilities Agreement;

(e)                        no creditor in respect of the Stand Alone Baseball Financing shall have any recourse to any member of the UK Group;

(f)                          the Stand Alone Baseball Financing may benefit from guarantees and first priority security over the assets of the Virgin Mobile Group but not the UK Group;

(g)                       following consummation of the Stand Alone Baseball Financing, any transactions between the UK Group and the Virgin Mobile Group shall be on arms length terms; and

(h)                       the Stand Alone Baseball Financing must be completed by 31 December 2006.

In the event that any member of the Virgin Mobile Group has granted any guarantees and/or security for the Senior Facilities, such member(s) of the Virgin Mobile Group shall be released from any such guarantees and/or security.

Alternative Baseball Financing

In the event that the commitments of the Lenders to fund Tranche A1 and Tranche B1 are terminated and cancelled pursuant to paragraph 18(d) of the Commitment Letter, at NTLIH’s option, it or the Baseball Bidcos shall be permitted to introduce by way of one or more new tranches under the Senior Facilities Agreement or to raise by way of Guaranteed Parent Debt, an amount of up to £500 million (the “Alternative Baseball Financing”) for the purposes of financing the Permitted Acquisition, provided that the Initial MLAs shall have been given a right of first refusal in relation to any such Alternative Baseball Financing. The Senior Facilities Agreement shall be amended and restated to give effect to any such changes.

Holdco Debt:

The incurrence of Financial Indebtedness by the Ultimate Parent or any of its subsidiaries (other than a member of the UK Group) (the “Bank Holdcos”) shall be prohibited unless the Ultimate Parent is able to demonstrate by reference to the most recently delivered quarterly information of the Group that the Leverage Ratio (adjusted to take into account the Financial Indebtedness in question and any other Financial Indebtedness raised by the Bank Holdcos or any member of the UK Group since the date of such quarterly information) is not more than 4.25 : 1 for the period of four consecutive financial quarters ending on the last day of the financial quarter in respect of which such quarterly information was delivered (such Financial Indebtedness so incurred, “Holdco Debt”). There shall be no mandatory prepayment obligation in respect of the proceeds of any Holdco Debt. Except as provided below, there shall be no requirement that proceeds of any Holdco Debt be contributed to the UK Group.

Members of the UK Group may guarantee any Holdco Debt provided that (i) the proceeds of the relevant Holdco Debt have been contributed to the UK Group by way of equity or subordinated funding and (ii) the relevant Holdco Debt is guaranteed on a subordinated, unsecured basis and subject to the same intercreditor arrangements (including as to release of such guarantees) as under the Existing Notes (any Holdco Debt so guaranteed, “Guaranteed Parent Debt”).

So long as no Event of Default has occurred and is continuing, the UK Group shall be entitled to pay dividends or fees or repay principal of, or pay interest on, loans or make loans to the Bank Holdcos to service the Guaranteed Parent Debt.

Any Guaranteed Parent Debt shall be treated as part of the UK Group debt for the purposes of the financial covenants referred to above.

Governing Law/ Jurisdiction:	English law and the Courts of England.

Taxes:

All payments by the Obligors will be made free and clear of all taxes or other deductions or withholdings save to the extent required by law. Standard gross-up provisions to apply (to include no gross-up in respect of treaty lenders which have not complied with all procedural formalities to allow them to be paid without withholding).

Set-off:	Payments by the Obligors will be made free from set-off or counterclaim.

Counsel to the Mandated Lead Arrangers:	White & Case LLP

ANNEX 1 TO APPENDIX A-3

Financial Covenants

Testing Date	Leverage Ratio	Interest Coverage Ratio	Debt Service Cover Ratio
31 December 2006	5.45 : 1	2.30 : 1	1 : 1
31 March 2007	5.25 : 1	2.35 : 1	1 : 1
30 June 2007	5.00 : 1	2.50 : 1	1 : 1
30 September 2007	4.70 : 1	2.65 : 1	1 : 1
31 December 2007	4.50 : 1	2.80 : 1	1 : 1
31 March 2008	4.00 : 1	3.00 : 1	1 : 1
30 June 2008	4.00 : 1	3.00 : 1	1 : 1
30 September 2008	3.70 : 1	3.30 : 1	1 : 1
31 December 2008	3.70 : 1	3.30 : 1	1 : 1
31 March 2009	3.40 : 1	3.60 : 1	1 : 1
30 June 2009	3.40 : 1	3.60 : 1	1 : 1
30 September 2009	3.00 : 1	4.00 : 1	1 : 1
31 December 2009	3.00 : 1	4.00 : 1	1 : 1
31 March 2010	2.75 : 1	4.25 : 1	1 : 1
30 June 2010	2.75 : 1	4.25 : 1	1 : 1
30 September 2010	2.50 : 1	4.50 :1	1 : 1
31 December 2010	2.50 : 1	4.50 :1	1 : 1
31 March 2011	2.25 : 1	4.50 :1	1 : 1
30 June 2011	2.25 : 1	4.50 :1	1 : 1
30 September 2011	2.00 : 1	4.50 :1	1 : 1
31 December 2011	2.00 : 1	4.50 :1	1 : 1

APPENDIX A-4

TRANCHE B - SUMMARY OF PRINCIPAL TERMS & CONDITIONS(1)

Borrower:

If the Structuring Notice is provided after the Merger Closing Date, NTLIH and the US Borrower. If the Structuring Notice is provided prior to the Merger Closing Date, Tranche B will be initially borrowed by Merger Sub and immediately refinanced with a second identical drawing of Tranche B by the Borrowers (including the US Borrower). Borrowings by the US Borrower shall be limited to 20% of the aggregate principal amount drawn under the Senior Facilities.

Guarantors:

As for the Senior Facilities described in Appendix A-3. However, NTLIH shall only be obliged to use its best endeavours to procure, within 90 days from the Merger Closing Date or completion of the steps set out in the Steps Paper, culminating in the structure set out on the page ”Second Alternative (Structure 2) – Final Structure”, whichever is later,  the delivery of guarantees and security in respect of Tranche B from members of the Telewest Group providing guarantees and security under the Senior Facilities (including for the avoidance of doubt, any Material Subsidiary) to the extent such guarantees and/or security can be lawfully given.

Facility:

As for the Senior Facilities detailed in Appendix A-3 (provided that Tranche B1 may be denominated in £, $ and €) and £1,200,000,000 6½ year bullet repayment Senior Term Loan B Facility (“Tranche B”) to be denominated in £, $ and €.

Purpose:	As for the Senior Facilities described in Appendix A-3.

Availability and Drawdown:	As for Tranche A, provided that, where the Structuring Date occurs after Closing, Tranche B to be drawn within 4 business days of receipt by the Mandated Lead Arrangers of the Structure Notice.

Repayment:	Repayment in one amount on its final maturity date.

Interest Margin:	Tranche A/ RCF 1.875% per annum from the Merger Closing Date for a period of three months, subject to the margin ratchet below.

Tranche A1 1.875% per annum from the date of first drawdown under Tranche A1 for a period of 3 months and thereafter, subject to the margin ratchet below.

Tranche B and B1 2.25% per annum

Margin Ratchet:	Tranches A and A1 and the RCF shall be subject to the following margin ratchet based upon the Leverage Ratio:

Leverage Ratio			Margin
Less than	3.00 : 1		1.250%
Greater than or equal to	3.00 : 1	but less than 3.40 : 1	1.375%

(1)                                  Terms are as for the Senior Facilities as set out in Appendix A-3 to the Commitment Letter except as otherwise specified.

Greater than or equal to	3.40 : 1	but less than 3.80 : 1	1.500%
Greater than or equal to	3.80 : 1	but less than 4.20 : 1	1.625%
Greater than or equal to	4.20 : 1	but less than 4.50 : 1	1.750%
Greater than or equal to	4.50 : 1	but less than 4.80 : 1	1.875%
Greater than or equal to	4.80 : 1	but less than 5.00 : 1	2.125%
Greater than or equal to	5.00 : 1		2.250%

There will be no time period restrictions (other than the first quarter after Closing) for adjustments in the Margin Ratchet and no limitations on the number of step-downs in the Margin Ratchet that can apply in any quarter.

Upon an Event of Default which is continuing, the Interest Margin for each of the RCF, Tranche A and Tranche A1 shall immediately revert to 2.25% per annum until such time as the Event of Default has been remedied or waived.

Voluntary Prepayment:

Voluntary prepayments of Tranche B will be permitted in whole or in part on terms customary in transactions of this nature, subject to a 1.00% prepayment premium during the first 18 months from the Merger Closing Date (or the Structuring Date, whichever is later). Tranche B Lenders shall have the option during such period to decline prepayment in which case those proceeds shall prepay the Lenders under Tranches A and A1 and any non-declining Lenders under Tranche B or Tranche B1 (pro rata). Thereafter prepayments made without premium or penalty and applied pro rata across Tranches A, A1, B and B1.

Mandatory Prepayments:

Application of prepayments against Tranches A, A1, B and B1 (pro rata), then RCF. Tranche B Lenders have the option to decline prepayment during the first 18 months from the Merger Closing Date (or the Structuring Date, whichever is later) in which case those proceeds shall prepay the Lenders under Tranches A and A1 and any non-declining Lenders under Tranche B or Tranche B1 (pro rata).

Cancellation:	Any amount of Tranche B not drawn down on the Structuring Date shall automatically be cancelled on that date.

Security:	As for the other Senior Facilities described in Appendix A-3.

Tranche B will rank pari passu with the other Senior Facilities in all respects.

APPENDIX A-5

ALTERNATIVE STRUCTURE - SUMMARY OF PRINCIPAL TERMS & CONDITIONS(2)

The Borrower:

If the Structure Notice is given prior to the Merger Closing Date, the Alternative Bridge Facility will be borrowed initially by Merger Sub and then immediately repaid (on an intra-day basis) from the proceeds of a second drawing in an identical amount under the Alternative Bridge Facility, by NTL Cable plc. If the Structure Notice is given after the Merger Closing Date, the Alternative Bridge Facility will be borrowed by NTL Cable plc. “Alternative Bridge Facility” shall thereafter refer to the facility drawn by NTL Cable plc and “Borrower” shall refer to NTL Cable plc.

Bridge Facility:	£600,000,000 (the “Alternative Bridge Facility”).

Purpose:	As the Senior Bridge Facility described in Appendix A-1 to the Commitment Letter (the “Senior Bridge Facility”).

Availability and Drawdown:

As for the Senior Bridge Facility, provided that, if the Merger Closing Date shall have occurred, the Alternative Bridge Facility shall only be available until the date falling 3 months after the Merger Closing Date and shall be drawn within 4 business days of receipt by the Mandated Lead Arrangers of the Structure Notice.

Conditions as for the Senior Bridge Facility, except that, if drawn after the Merger Closing Date, subject to the additional condition that the Arrangers are satisfied that once funded, the proceeds of the £600,000,000 drawn by NTL Cable plc. under the Alternative Bridge Facility and the £1,200,000,000 drawn under the Tranche B of the Senior Facilities, will be immediately used to repay (on an intra-day basis)  the Initial Bridge Loans borrowed by Merger Sub.

Fees:	As in the Bridge Fees Letter referring to the Senior Bridge Facility.

Interest Margin:

As with the Senior Bridge Facility (including step-ups), except that the starting margin shall be 500 basis points. To the extent that the Alternative Bridge Facility is funded after the Merger Closing Date, the interest rate applicable on the Bridge Loans under the Alternative Bridge Loans shall be the rate that would have applied on the relevant date had the Alternative Bridge Facility been drawn on the Merger Closing Date.

Caps:	As in the Senior Bridge Facility.

Collateral and Guarantees:

Subject to US tax limitations, guarantees as for the existing bonds issued by NTL Cable plc. Security over the shares of NTL Inc., NTL (UK) Group, Inc. and NTL Communications Limited. Subject to an intercreditor agreement, same security as for Senior Facilities, on a second ranking basis (but not on the Exchange Notes) to the extent legally permitted.

(2)                                  Terms are as for the Senior Bridge Facility except as otherwise specified.